Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

J.D. POWER,

TRUECAR, INC.,

and

ALG, INC.,

dated as of July 31, 2020

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.01 Definitions................................................................................................. 1

ARTICLE II

PURCHASE AND SALE

ARTICLE III

SELLER REPRESENTATIONS

ARTICLE IV

COMPANY REPRESENTATIONS

ARTICLE V

BUYER REPRESENTATIONS

ARTICLE VI

COVENANTS

ARTICLE VII

CONDITIONS

ARTICLE VIII

TERMINATION

Section 8.01 Termination............................................................................................. 59
Section 8.02 Effect of Termination and Abandonment................................................ 60

ARTICLE IX

LIMITATION OF LIABILITY; SURVIVAL

Section 9.01 Exclusive Remedy................................................................................... 60
Section 9.02 Survival of Representations and Warranties........................................... 61

ARTICLE X

MISCELLANEOUS

List of Exhibits

Exhibit A	Form of Data License Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Company Products
Exhibit D	Illustrative Closing Statement
Exhibit E	Form of Intellectual Property Assignment Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Transition Cooperation

Pursuant to Instruction 4 to Item 1.01 of Form 8-K, the Exhibits to the Membership Interest Purchase Agreement listed above have not been filed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 31, 2020 (this “Agreement”), is made by and among J.D. Power, a Delaware corporation (the “Buyer”), TrueCar, Inc., a Delaware corporation (the “Seller”), and ALG, Inc., a Delaware corporation and wholly-owned subsidiary of the Seller (the “Company”).

R E C I T A L S

WHEREAS, the Seller owns 1,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, which shares constitute all of the issued and outstanding shares of Common Stock (collectively, the “Shares”);

WHEREAS, at least one day prior to the Closing, the Seller will cause the Company to be converted into a Delaware limited liability company pursuant to Section 266 of the General Corporation Law of the State of Delaware and Section 18‑214 of the Limited Liability Company Act of the State of Delaware (the “LLC Conversion”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller following the LLC Conversion, all of the membership interests of the Company (the “Interests”) immediately following the LLC Conversion, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Buyer, the Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Interests; and

WHEREAS, in connection with the transactions contemplated by this Agreement (the “Transactions”), the Parties have agreed to enter into a data license agreement in the form attached hereto as Exhibit A (the “Data License Agreement”) and a transition services agreement in the form attached hereto as Exhibit B (as it may be modified pursuant to Exhibit G) (the “Transition Services Agreement”).

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement have the following meanings:

“2020 Target” is defined in Section 2.06(a).

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the acquisition of more than 50% of the outstanding equity interests of the Company or an acquisition of all or substantially all of the assets of the Company (including capital stock or other equity interests in a Company Subsidiary), in each case other than the Transactions. An Acquisition Proposal does not include an offer or proposal for, or indication of interest in, a transaction involving the acquisition of all or substantially all of the capital stock, whether by merger or stock sale, of the Seller (a “Seller Offer”).

“Action” means any action, suit, claim, charge, complaint, litigation, investigation, audit, proceeding, arbitration, inquiry, or other similar dispute, whether civil, criminal, administrative or investigative before any Governmental Entity.

“Adjustment Amount” means the amount, which may be a positive or negative number, obtained by adding (i) the amount obtained by subtracting from the Final Cash the Estimated Cash, (ii) the amount obtained by subtracting from the Estimated Indebtedness the Final Indebtedness, (iii) the amount obtained by subtracting from the Final Net Working Capital the Estimated Net Working Capital, if, in the case of this clause (iii), the absolute value of such amount exceeds the Working Capital Collar, and (iv) the amount obtained by subtracting from the Estimated Transaction Expenses the Final Transaction Expenses.

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, Affiliate shall not include any portfolio companies of Thoma Bravo, L.P. and its related investment funds.

“Agreement” is defined in the Preamble.

“AGUB” is defined in Section 6.09(h)(iii).

“Ancillary Documents” means the agreements, certificates and other documents being executed and delivered in connection with this Agreement or in connection with the consummation of the Transactions, including the Data License Agreement, the Transition Services Agreement and Intellectual Property Assignment Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Antitrust Authority” is defined in Section 6.02(d).

“Antitrust Filings” is defined in Section 3.04(a).

“Applicable Rate” means 10% of interest per annum.

“Assets” is defined in Section 4.23(a).

“Bankruptcy and Equity Exception” is defined in Section 3.03.

“Benefit Plan” means any benefit or compensation plan, program, Contract, policy, agreement or arrangement covering any Employee or current or former director or other individual service provider of the Company or otherwise with respect to which the Company has any current or contingent liability or obligation, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Business” means the business and operations of the Company.

“Business Data” means the Data provided to, or used to generate or derive the Data provided to, customers of the Business, including any Data necessary to provide the Company Products.

“Business Day” is defined in Rule 14d-1(g)(3) under the Exchange Act.

“Business Software” is defined in Section 4.17(f).

“Buyer” is defined in the Preamble.

“Capitalization Representations” means the representations and warranties contained in Section 3.01.

“CARES Act” means the Coronavirus, Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Cash” means all cash and cash equivalents held by the Company, including marketable securities, checks and drafts received by the Company and short-term investments, but excluding the amount of any checks written by the Company and not yet cashed; provided, that Cash shall not include any Restricted Cash.

“CBA” is defined in Section 4.11(a)(xiii).

“Change of Control” means the happening of either of the following events: (i) any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) acquires beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of 50% or more of the combined voting power of the Buyer’s then-outstanding voting securities or (ii) the consummation, in one transaction or a series of related transactions, of a merger, consolidation, share exchange or similar business combination transaction involving the Buyer, or the sale or other disposition of all or substantially all of the Buyer’s assets, unless, after such transaction or series of related transactions, the Persons beneficially owning the Buyer’s outstanding voting securities immediately before such transaction or series of related transactions beneficially own, directly or indirectly, more than 50% of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent Persons) of the entity resulting from such transaction or series of related transactions

(including a company that, as a result of such transaction or series of related transactions, owns the Buyer or all or substantially all of its assets either directly through one or more Subsidiaries).

“Closing” is defined in Section 2.02.

“Closing Cash Payment” means an amount equal to (i) $120,000,000, plus (ii) the Estimated Cash, less (iii) the Estimated Indebtedness, plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Working Capital Target, less (v) the amount, if any, by which the Working Capital Target exceeds the Estimated Net Working Capital, less (vi) the Estimated Transaction Expenses, less (vii) the Escrow Amount.

“Closing Date” is defined in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the Recitals.

“Company” is defined in the Preamble.

“Company Data” means all Business Data (other than Business Data licensed to the Company by a Person other than the Seller or its Affiliates) and all rights therein.

“Company Intellectual Property” is defined in Section 4.17(a).

“Company Products” means the products and services set forth on Exhibit C, including any successor or replacement products (including any new versions) and any other products that are substantially derived from any such products set forth on Exhibit C (or any successor or replacement products).

“Company Revenue” is defined in Section 2.06(a).

“Competing Offer” is defined in Section 6.12.

“Confidential Information” is defined in Section 6.08.

“Confidentiality Agreement” is defined in Section 10.07.

“Continuing Employee” is defined in Section 6.05(a).

“Contract” means any oral or written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Coronavirus Pandemic” means the coronavirus pandemic declared by the World Health Organization in March 2020.

“D&O Indemnified Persons” is defined in Section 6.06(a).

“D&O Insurance” is defined in Section 6.06(c).

“Data” means all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information).

“Data License Agreement” is defined in the Recitals.

“Data Requirements” means, collectively, all of the following to the extent (a) applicable to the Company and (b) relating to payment card data, personally identifiable information or other protected information relating to individuals: (i) the Company’s own rules, policies, and procedures (whether physical or technical in nature) applicable to the Business, (ii) the Payment Card Industry Data Security Standard (PCI DSS), and (iii) applicable provisions of agreements the Company has entered into or by which it is bound.

“DOJ” is defined in Section 6.02(a).

“Earnout Payment” is defined in Section 2.05(a).

“Earnout Period” means the period from and including January 1, 2022 through and including December 31, 2022.

“Earnout Revenue” means all revenue recognized by the Buyer or any of its Affiliates in respect of the Company Products during the Earnout Period, determined in accordance with the methodology set forth on Exhibit C; provided that, for any revenue recognized by Buyer or any of its Affiliates with respect to any Company Product bundled or sold in connection with any products or services of Buyer that are not Company Products, the revenue recognized shall be deemed equal to the prevailing rates for such Company Product assuming it was sold on a standalone basis.

“Earnout Statement” is defined in Section 2.05(b).

“Employee” means a current or former employee of the Company.

“Environmental Law” means any Law relating to (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 4.09(d).

“Escrow Account” means the escrow account established by the Parties with the Escrow Agent pursuant to the Escrow Agreement to hold the Escrow Amount and any interest earned thereon.

“Escrow Agent” means Acquiom Clearinghouse LLC, as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” is defined in Section 2.03(d).

“Escrow Amount” means $7,500,000.

“Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.

“Escrow Payment” is defined in Section 2.06(b).

“Estimated Cash” is defined in Section 2.04(a).

“Estimated Closing Statement” is defined in Section 2.04(a).

“Estimated Indebtedness” is defined in Section 2.04(a).

“Estimated Net Working Capital” is defined in Section 2.04(a).

“Estimated Transaction Expenses” is defined in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulation and the customs and import Laws administered by U.S. Customs and Border Protection.

“Final Cash” is defined in Section 2.04(b)(i).

“Final Closing Statement” is defined in Section 2.04(b)(i).

“Final Indebtedness” is defined in Section 2.04(b)(i).

“Final Net Working Capital” is defined in Section 2.04(b)(i).

“Final Transaction Expenses” is defined in Section 2.04(b)(i).

“Financial Statements” is defined in Section 4.05(a).

“Fraud” means common law actual fraud including the element of scienter (as determined under Delaware Law).

“FTC” is defined in Section 6.02(a).

“Fundamental Representations” means the representations and warranties contained in Section 3.02, Section 3.03, Section 3.04(b)(i), Section 3.06, Section 4.01, Section 4.02, Section 4.03, Section 4.04(b)(i), Section 4.20 and Section 4.21.

“GAAP” means U.S. generally accepted accounting practices.

“Governmental Entity” means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, commission, body, arbitral body (public or private), entity, court or other legislative, executive or judicial governmental entity.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Group Return” means any Tax Return of the Seller or any Affiliate of the Seller that is filed on an affiliated, consolidated, combined, unitary, aggregate or similar basis, including any Tax Return in which the Company is included as a member.

“Hazardous Substance” means (i) any substance, waste or material that is listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per and poly-fluoroalkyl substances, mold, radioactive material or radon and (iii) any other substance, waste or material that may be the subject of regulatory action by any Governmental Entity in connection, or for which liability or standards of conduct may be imposed under, with any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employees” is defined in Section 6.05(a).

“Indebtedness” means all (i) obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company for borrowed money, (ii) for the deferred purchase price, conditional sale or other title retention agreements of property (including all earn-outs, contingent consideration and sellers notes (in each case, at the maximum amount thereof) in connection with the acquisition of any Person or line of business (whether by merger, stock purchase, asset acquisition or otherwise)), goods or services (other than accounts payable included in Net Working Capital), (iii) obligations evidenced by notes, bonds, debentures or similar contracts, (iv) capitalized lease obligations (calculated in accordance with GAAP) of the Company, (v) obligations of the Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction, (vi) obligations of the Company arising under interest rate protection agreements, swap agreements, hedging arrangements and collar agreements (vii) any unpaid Taxes of the Company (whether or not due and payable) with respect to any Pre-Closing Tax Period (which amount (A) shall not be an amount less than zero, (B) shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax (but shall, for the avoidance of doubt, take into account any prepaid

Taxes, including overpayments from prior tax periods that are available as credits against any otherwise unpaid Tax in the jurisdiction to which the overpayment was made) and (C) shall include any Taxes eligible for deferral or deferred, including pursuant to Section 965(h) or pursuant to the CARES Act (or any similar or analogous provision of federal, state, local or non-U.S. Law)), (viii) all obligations with respect to any accrued, but not yet paid, severance, annual bonus, commissions, deferred compensation, or any similar arrangement that is payable to any Employee or service provider, plus the employer portion of any Tax incurred in respect of such obligation, (ix) all accrued but unpaid contributions, profit sharing or similar arrangements (including the employer’s portion of any applicable payroll Taxes related thereto), (x) any unfunded or unfunded retirement, pension or severance or similar obligations (including any applicable employer Taxes associated with such obligations), (xi) obligations secured by Liens and (xii) obligations of the type referred to in clauses (i) through (xi) of another Person that the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, in each case together with all accrued but unpaid interest thereon and other payment obligations thereon including any prepayment premiums, breakage costs and other related liabilities (including any unpaid financing fees associated with capital raising) payable as a result of the prepayment thereof upon the consummation of the Transactions.

“Insurance Policies” is defined in Section 4.19.

“Intellectual Property” means all intellectual property rights and other similar proprietary rights created or arising under the Laws of the United States or any other jurisdiction, including: (i) trade names, trademarks and service marks registered and unregistered, domain names, trade dress rights and applications, including intent to use applications and similar reservations of marks to register any of the foregoing, and all goodwill associated therewith (“Trademarks”); (ii) rights in inventions (whether patentable or unpatentable), patents, utility models and any statutory rights with respect to the protection of inventions, and all applications for any of the foregoing; (iii) rights in works of authorship, including copyrights (whether registered and unregistered) and applications for registration of any of the foregoing; (iv) rights in trade secrets, know-how, technical data and research and development information; (v) to the extent protectable under Law, moral rights, publicity rights, database rights and any other similar proprietary or intellectual property rights of any kind or nature; and (vi) any similar or equivalent rights to any of the foregoing.

“Intellectual Property Assignment Agreement” means the agreement, in the form attached hereto as Exhibit E, between the Seller and the Company.

“Interests” is defined in the Recitals.

“Interim Financial Statements” is defined in Section 4.05(a).

“IP Assignment Agreements” is defined in Section 4.17(b).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means the information technology systems possessed or controlled by the Company, including computer software, firmware and hardware, telecommunications, networks, peripherals, platforms, computer systems and other similar or related items of automated, computerized or software systems.

“Key Customer” is defined in Section 4.22(a).

“Key Supplier” is defined in Section 4.22(b).

“Knowledge” means, (i) when used with respect to the Seller, the actual knowledge of Michael D. Darrow, Noel B. Watson and Jeffrey J. Swart, (ii) when used with respect to the Company, the actual knowledge of Eric Lyman and Alain Nana-Sinkam, and (iii) when used with respect to the Buyer, the actual knowledge of David Habiger, Joseph DaMour and Laszlo Kupan.

“Law” means any supranational, federal, state, local or foreign law, statute, ordinance, treaty, code, act or common law, or any rule, regulation, standard, judgment, order, ordinance, ruling, award, writ, injunction, determination, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, guarantees, obligations and commitments of any nature, whether accrued or fixed, matured or unmatured, determined or determinable, asserted or unasserted, absolute or contingent, known or unknown, or otherwise, liquidated or unliquidated and whether due or to become due.

“Lien” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, license, adverse right, prior assignment or any other encumbrance of any kind or nature.

“LLC Conversion” is defined in the Recitals.

“Material Adverse Effect” means an effect, fact, change, event, circumstance, occurrence, effect or development (a) that did or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the consummation of the Transactions or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company; provided, that, in the case of clause (b), none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(i) changes in the economy or financial markets generally in the United States or Canada, including changes in interest or exchange rates;

(ii) changes in political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(iii) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornadoes, hurricanes, pandemics, floods or other natural disasters) or any worsening of or any other changes in the foregoing (including, for clarity, any change in the political, economic, public health or other consequences or effects of the Coronavirus Pandemic);

(iv) changes that are the result of factors generally affecting the automotive industry;

(v) changes or proposed changes in GAAP or interpretations thereof or in any Law of general applicability or interpretations thereof, in each case, after the date of this Agreement;

(vi) any failure by the Company or the Seller to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by any Party or by independent third parties) for any period; provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(vii) a decline in the price or trading volume of the shares of the Seller’s common stock on the Nasdaq Stock Market or any change in the ratings or ratings outlook for the Seller or any of its Subsidiaries; provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(viii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers proximately caused by the pendency or the announcement of the Transactions;

(ix) any action or inaction by the Company or the Seller taken or omitted to be taken at the Buyer’s express written request or with the Buyer’s express written consent;

(x) any action or inaction taken on the part of the Company or the Seller that the Seller in good faith requested in writing that the Buyer consent to such action and the Buyer refuses its consent in writing to such requested action; and

(xi) taking any action required by, this Agreement, other than the obligation to conduct the business of the Company in all material respects in the ordinary course of business consistent with past practice;

provided, that, with respect to clause (i) through clause (v), such change, effect, circumstance or development may be taken into account in determining whether there has been, or would reasonably be likely to be, a Material Adverse Effect to the extent that such change, effect, circumstance or development has a disproportionate adverse effect on the Company as compared to other companies of similar size operating in the automotive industry (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be likely to be, a Material Adverse Effect).

“Material Contract” is defined in Section 4.11(a).

“Minimum Target” is defined in Section 2.06(a).

“Most Recent Balance Sheet” is defined in Section 2.04(a).

“Net Working Capital” means an amount, which may be a positive or a negative number, obtained by subtracting from (i) the aggregate amount of all current assets of the Company as of the Closing (excluding Cash and Tax assets) (ii) the aggregate amount of all current liabilities of the Company as of the Closing (excluding (A) any liabilities included in Indebtedness or Transaction Expenses and (B) Tax liabilities), in each case determined in accordance with GAAP, as consistently applied by the Company.

“New Plans” is defined in Section 6.05(b).

“Notice of Disagreement” is defined in Section 2.04(b)(ii).

“Open Source Software” is defined in Section 4.17(f).

“Order” is defined in Section 7.01(b).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Date” is defined in Section 8.01(b).

“Party” means any of the signatories hereto.

“Pension Plan” is defined in Section 4.09(b).

“Performance Earnout Statement” is defined in Section 2.06(b).

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and delinquent or the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, (c) Liens to secure the interests of landlords, lessors, renters or licensors of real property under leases or rental agreements (to the extent the applicable Person is not in default under such lease or rental agreement), (d) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business, (e) Liens and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of, any real property in any material respect and (f) any other Lien that does not materially impair the value or current use of any asset of the Company (other than Liens affecting Intellectual Property, except as set forth in clause (d)).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” means the Closing Cash Payment (as it may be adjusted pursuant to Section 2.04(b)(iv)) and any Earnout Payment made pursuant to Section 2.05.

“Purchase Price Allocation” is defined in Section 6.09(h).

“Purchase Price Allocation Notice of Objection” is defined in Section 6.09(h).

“Purchase Price Allocation Review Period” is defined in Section 6.09(h).

“R&W Insurance Policy” means a representations and warranties insurance policy issued in the name of the Buyer in connection with this Agreement and the Transactions, which shall contain an irrevocable waiver of subrogation by the insurer in favor of any D&O Indemnified Person, except in cases of Fraud.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representatives” means, with respect to a Party, its directors, officers, employees, investment bankers, legal counsel, accountants, insurers and other advisors, agents and representatives.

“Restricted Cash” means any cash which is not freely usable by the Buyer or, from and after the Closing, the Company because it is subject to restrictions or limitations on use, repatriation or distribution by Law, Contract or otherwise; provided, that Cash held outside the United States shall constitute Restricted Cash only to the extent of any costs, including Taxes, to repatriate such cash to the United States.

“RV Business” is defined in Section 6.10(a)(i).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

“Scheduled Intellectual Property” is defined in Section 4.17(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Disclosure Letter” is defined in the introductory material to Article III.

“Seller Marks” is defined in Section 6.14.

“Seller Offer” is defined in the definition of Acquisition Proposal.

“Seller-Owned Business IP” is defined in Section 6.15.

“Seller Prepared Returns” is defined in Section 6.09(a).

“Shares” is defined in the Recitals.

“Software” means any and all software of any type (and in any form, including source code, object code or executable code), including computer programs, mobile applications, web or browser applications, interfaces, engines, scripts, tools, utilities and software implementations of algorithms, models and methodologies.

“Straddle Period” is defined in Section 6.09(b).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such first Person or by one or more of its subsidiaries.

“Takeover Statute” is defined in Section 4.13.

“Tax” means all U.S. federal, state, local and all non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-

added, occupancy and other taxes of any kind whatsoever imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Adjustment” is defined in Section 6.09(h)(v).

“Tax Claims” is defined in Section 6.09(f).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Control Laws” is defined in Section 4.18(a).

“Trademarks” is defined in the definition of “Intellectual Property.”

“Transaction Deduction” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (a) the payment of any stay, sale, retention, transaction or change of control bonuses, severance payments or other compensatory payments made in connection with the Transactions on or about the Closing Date; (b) Transaction Expenses; (c) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off of the amortization of deferred financing, in each case with respect to Indebtedness repaid at Closing; or (d) any liabilities included in Net Working Capital or Indebtedness.

“Transaction Expenses” means the aggregate amount of each of the following, to the extent incurred before the Closing Date and payable by the Company on or after the Closing Date (and for clarity excluding any such amounts actually paid or solely payable by the Seller): (i) all fees, costs and expenses payable by the Company in connection with this Agreement or the Transactions (including the fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of the Seller or the Company), (ii) any stay, sale, retention, transaction or change of control bonuses, severance payments or similar payments payable to any current or former employee, officer, director or other service provider of or to the Company arising in connection with the consummation of the Transactions, together with the employer portion of any payroll Taxes due on the foregoing amounts, and (iii) without duplication, the employer’s portion of any Tax withholding and any gross-up or similar payments for another person’s Taxes required to be paid in connection with compensatory payments made pursuant to or in accordance with this Agreement. For the avoidance of doubt, Transaction Expenses shall not include (A) any fees, costs or expenses incurred by the Buyer or any of its Affiliates in connection with the Transactions whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of the Buyer) or (B) any amounts included in the calculation of Indebtedness.

“Transactions” is defined in the Recitals.

“Transition Services Agreement” is defined in the Recitals.

“Working Capital Collar” means $50,000.

“TSA Assets” is defined in Section 4.17(e).

“WARN Act” is defined in Section 4.16(b).

“Working Capital Target” means $5,349,000.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Interests. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, all of the Interests, free and clear of all Liens, for the Purchase Price.

Section 2.02 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Interests provided for in this Agreement (the “Closing”) shall take place remotely by the electronic transmission of documents and wire transfer of funds, at 9:00 AM, Pacific time, on the second Business Day following the satisfaction or waiver of the last condition in Article VII to be satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date) or at such other time and place as the Buyer and the Seller mutually agree (the “Closing Date”); provided, that in no event shall the Closing occur prior to November 30, 2020, unless both the Buyer and the Seller consent to an earlier date in writing.

Section 2.03 Deliveries at Closing.

(a) By the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver (or cause to be delivered) to the Buyer:

(i) an assignment of the Interests duly executed in a form reasonably acceptable to the Buyer for the transfer of the Interests on the books of the Company;

(ii) a certificate, signed by an executive officer of the Company, pursuant to Section 7.02(b)(ii) and Section 7.02(d);

(iii) an IRS Form W-9 with respect to the Seller;

(iv) the Data License Agreement, executed by the Seller and the Company;

(v) the Transition Services Agreement, executed by the Seller and the Company;

(vi) the Intellectual Property Assignment Agreement, executed by the Seller and the Company; and

(vii) the Escrow Agreement, executed by the Seller.

(b) By the Company. Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver (or cause to be delivered) to the Buyer:

(i) a certificate, signed by an executive officer of the Company, pursuant to Section 7.02(a)(iv), Section 7.02(c) and Section 7.02(f); and

(ii) an IRS Form W-9 with respect to the Company;

(iii) a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within 10 days prior to the Closing Date and in any case after the LLC Conversion;

(iv) evidence, in form and substance reasonably acceptable to the Buyer, of termination of the Contracts set forth on Section 2.03(b)(iv) of the Seller Disclosure Letter, effective as of no later than the Closing, in each case, without any further liability or obligation to any member of the Company;

(v) evidence, in form and substance reasonably acceptable to the Buyer, of consent to the Transactions under the Contracts set forth on Section 2.03(b)(v) of the Seller Disclosure Letter, effective as of no later than the Closing; and

(vi) the written resignations of each of the directors and officers of the Company, effective as of the Closing.

(c) By the Buyer. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver (or cause to be delivered) to the Seller:

(i) an amount equal to the Closing Cash Payment in immediately available funds, to an account or accounts specified by the Seller, pursuant to instructions given to the Buyer by the Seller in the Estimated Closing Statement;

(ii) a certificate, signed by an executive officer of the Buyer, pursuant to Section 7.03(a)(ii) and Section 7.03(b);

(iii) the Data License Agreement, executed by the Buyer;

(iv) the Transition Services Agreement, executed by the Buyer; and

(v) the Escrow Agreement, executed by the Buyer.

(d) Buyer shall deposit, or cause to be deposited, by wire transfer of immediately available funds, an amount equal to the Escrow Amount with the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”).

Section 2.04 Post-Closing Reconciliation.

(a) Estimated Closing Statement. No later than three Business Days before the Closing Date, the Company shall prepare and deliver to the Buyer a signed certificate (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate, as of 12:01 AM, Pacific time, on the Closing Date, of the Cash (the “Estimated Cash”), the Indebtedness (the “Estimated Indebtedness”), the Transaction Expenses (the “Estimated Transaction Expenses”) and the Net Working Capital (the “Estimated Net Working Capital”), prepared in accordance with Exhibit D and in the same manner, with consistent classification and estimation methodology, as the Company’s unaudited balance sheet as of March 31, 2020 (the “Most Recent Balance Sheet”) was prepared. The process described in this Section 2.04 is not intended to permit the introduction of different accounting methodologies, practices, estimation techniques, assumptions and principles to the preparation of the Estimated Closing Statement or the Final Closing Statement from those used in the Most Recent Balance Sheet, except as may be expressly provided for in the definitions set forth herein. The Estimated Closing Statement shall be prepared in accordance with the definitions in this Agreement together with reasonable supporting detail of each calculation contained therein. The Seller shall consider in good faith any comments of Buyer to the Estimated Closing Statement.

(b) Reconciliation Procedures.

(i) As soon as practicable, but in no event later than 90 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a signed certificate (the “Final Closing Statement”), prepared in the same manner as the Estimated Closing Statement, setting forth the Buyer’s good faith determination, as of 12:01 AM, Pacific time, on the Closing Date, of the Cash (the “Final Cash,” subject to any adjustment pursuant to Section 2.04(b)(ii)), the Indebtedness (the “Final Indebtedness,” subject to any adjustment pursuant to Section 2.04(b)(ii)), the Transaction Expenses (the “Final Transaction Expenses,” subject to any adjustment pursuant to Section 2.04(b)(ii)) and the Net Working Capital (the “Final Net Working Capital,” subject to any adjustment pursuant to Section 2.04(b)(ii)). The Final Closing Statement shall be prepared in accordance with Exhibit D and such process is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Final Cash, Final Net Working Capital, Final Indebtedness and Final Transaction Expenses. From and after delivery of the Final Closing Statement, the Buyer shall provide the Seller and its authorized Representatives with reasonable access during normal business hours to the books and records, relevant personnel and accountants relevant to the preparation of the Final Closing Statement of the Company.

(ii) For 30 days after its receipt of the Final Closing Statement, the Seller shall have the right to object thereto. Any such objection made by the Seller shall be accompanied by materials showing in reasonable detail the Seller’s support for its position. The Seller shall be deemed to have waived any rights to object to the Final

Closing Statement unless it furnishes its written objections, together with supporting materials, to the Buyer within such 30-day period (“Notice of Disagreement”). Representatives of the Buyer and the Seller shall seek in good faith to resolve any differences in their respective positions with respect to the Final Closing Statement. If the Buyer and the Seller are unable to agree on the Final Closing Statement within 30 days of the Buyer’s receipt of the Notice of Disagreement, then PricewaterhouseCoopers LLP (or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by the Buyer and the Seller) shall resolve any remaining disagreements. If neither PricewaterhouseCoopers LLP nor any such mutually selected accounting firm is willing and able to serve in such capacity, then the Seller shall deliver to the Buyer a list of three other accounting firms of recognized national standing and the Buyer shall select one of such three accounting firms (such firm as is ultimately selected, the “Accountant”). The Seller and the Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder. The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant, whether the Final Cash, the Final Indebtedness, the Final Net Working Capital and the Final Closing Statement were prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the Notice of Disagreement and submitted to the Accountant and any other items affected by the resolution of those disputed items, and in all instances, the Accountant’s determinations must be within the range of the amounts asserted by the Buyer and the Seller in the Final Closing Statement and the Notice of Disagreement, respectively) whether and to what extent, if any, the Final Cash, the Final Indebtedness, the Final Net Working Capital, the Final Transaction Expenses or the Final Closing Statement require adjustment. Each Party shall furnish to the Accountant such working papers and other relevant documents and information relating to the disputed items, and shall provide interviews and answer questions as the Accountant may reasonably request in connection with its determination of such disputed items; provided, that a copy of such documents shall be delivered to the Buyer and the Seller and each shall have a right to respond in writing to the written statement of the other. In resolving disputes pursuant to this Section 2.04(b)(ii), the Accountant will be deemed an expert and not an arbitrator. The Accountant shall allocate its costs and expenses between the Buyer and the Seller based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to the Buyer on the one hand and the Seller on the other hand, such that the Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Seller and the Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Buyer. If there is no timely Notice of Disagreement, the Final Closing Statement as determined by the Buyer shall be binding and final for purposes of this Agreement. If there is a timely Notice of Disagreement, the determination of the Accountant shall be binding and final for purposes of this Agreement; provided, that, before the Accountant renders a final decision, the Parties may mutually enter into an agreement to resolve any dispute under this Section 2.04(b)(ii), which resolution shall, if it includes an agreement regarding any disputed amounts under this Section 2.04(b)(ii) and the allocation of the costs and expenses of the Accountant incurred before the Accountant is notified thereof, be binding and final as of the date of such agreement.

(iii) Within two Business Days after the final determination of the Final Closing Statement under Section 2.04(b)(ii), (A) the Buyer shall pay to the Seller an amount equal to the Adjustment Amount, if the Adjustment Amount is a positive number, and (B) the Seller shall pay to the Buyer an amount equal to the absolute value of the Adjustment Amount, if the Adjustment Amount is a negative number. Such amounts shall be paid, in immediately available funds, pursuant to instructions previously delivered by the Buyer or the Seller, as applicable, to the other.

(iv) Any payment made pursuant to Section 2.04(b)(iii) shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to the Seller to the extent permitted by applicable Law.

Section 2.05 Earnout.

(a) Earnout Payment. If the Earnout Revenue is greater than $18,400,000, then the Buyer shall pay the Seller pursuant to Section 2.05(c) an amount (the “Earnout Payment”) equal to the product obtained by multiplying (i) the amount by which the Earnout Revenue exceeds $18,400,000 by (ii) a fraction, (x) the numerator of which is 30 and (y) the denominator of which is 7; provided, that the Earnout Payment shall in no case exceed $15,000,000.

(b) Calculations. The Buyer shall deliver to the Seller a statement containing its calculation of the Earnout Payment due, if any, with appropriate evidentiary support for the determination made therein, within 30 days following the receipt by the Buyer of the audited financial statements of the Buyer or one of its direct or indirect parents for the fiscal year 2022 (the “Earnout Statement”). If, within 20 Business Days after the Seller’s receipt of the Earnout Statement, the Seller has not given the Buyer written notice of objection to such Earnout Statement, or if the Seller earlier notifies the Buyer that it has no objections thereto, the amount reflected in the Earnout Statement shall be final upon the expiration of such period or the receipt of such notice, as applicable, and the Earnout Payment, if any, shall be paid pursuant to Section 2.05(c). If the Seller provides such notice of objection, the Seller and the Buyer shall, during the 20 Business Day period following the delivery of such notice, discuss in good faith a resolution of the matters set forth in the notice of objection. If the Seller and the Buyer cannot resolve all disputed matters by the end of such period, such matters shall be submitted immediately to the Accountant for resolution. The provisions of Section 2.04(b)(ii) regarding the timing of the Accountant’s decision, the scope of the review and the decision, the binding nature of the decision and the fees and expenses of the Accountant shall apply to any dispute under this Section 2.05(b) mutatis mutandis.

(c) Payment Details. The Buyer shall pay, or cause to be paid, to the Seller by wire transfer of immediately available funds the Earnout Payment, if any is payable, within 30 days following the finalization of the amount of such Earnout Payment pursuant to Section 2.05(b), whether by decision of the Accountant, notice from the Seller that it has no objections or expiration without objection of the period for objection.

(d) Operation of the Company. Following the date hereof, nothing in this Agreement shall be deemed to limit or restrict, directly or indirectly, the discretion of the Buyer,

or any of the Buyer’s Affiliates, in directing the Company; provided, that during the Earnout Period, the Buyer shall not take or permit to be taken any action with the primary purpose of reducing the amount, or avoiding the payment, of the Earnout Payment and no other reasonable business purpose (it being agreed and understood by the Parties that, in alleging or proving a breach of this proviso, the burden of proof shall be on the Person(s) bringing such a claim or action). The Seller agrees that any payments that may be payable pursuant to this Section 2.05 depend upon the performance of the Company and that none of the Buyer or its Affiliates has made, or is making, any representations or warranties or other promises regarding the current or future performance of the Company and any such representations or warranties or other promises have been and are hereby expressly disclaimed, and the Seller agrees that the Seller is not relying on any such representations or warranties and in no case shall the Seller or the Seller’s Affiliates have or assert any claims against the Buyer or the Buyer’s Affiliates based on any such representations or warranties or on the failure of the Company to achieve any particular amount of Earnout Revenue or meet any other performance projections or thresholds.

(e) Inspection of Records. The Buyer shall, and shall cause the Company to, keep books and records in sufficient detail to permit the Seller to confirm the accuracy of the Earnout Statement. Following delivery of the Earnout Statement, subject to applicable Law (including antitrust Laws) and any reasonably appropriate accommodations or limitations (whether pursuant to applicable Law or otherwise) as may then be in effect in light of the Coronavirus Pandemic or similar circumstances, upon reasonable advance notice, the Seller shall have the right to reasonably inspect all such records covering all transactions relating to the computation of the Earnout Revenue and the Earnout Payment during normal business hours , upon prior written notice by the Seller to the Buyer and in a manner so as not to unreasonably interfere with the conduct of the business of the Buyer solely to the extent reasonably related to the Buyer’s determination of the Earnout Statement (or the calculations therein) reasonably requested by the Seller.

(f) Interim Reporting.

(i) Not later than December 31, 2021, the Buyer shall provide the Seller with its forecast of the Earnout Revenue, prepared in good faith.

(ii) During the Earnout Period, within 45 days following the end of each fiscal quarter of the Buyer, the Buyer shall provide the Seller with a report which sets forth the actual Earnout Revenue earned by the Buyer from January 1, 2022 through the last day of such fiscal quarter of Buyer, prepared in good faith.

(g) Tax Treatment. Any payment made pursuant to this Section 2.05 shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to the Seller with respect to the Interests to the extent permitted by applicable Law.

(h) Subrogation. Notwithstanding anything to the contrary in this Agreement, if the payment of the Earnout Payment on the date it is due hereunder would result in a default under any of the Buyer’s or its Affiliates’ senior or subordinated debt financing agreements or if a default exists thereunder at the time the Earnout Payment becomes due that prohibits the payment of all or a portion of the Earnout Payment pursuant to the terms of such senior or subordinated debt financing agreements, then the Buyer and the Company may withhold payment of all or any portion of the Earnout Payment so prohibited from being paid for the period beginning on the date that the Earnout Payment is due and ending on the earlier of (x) the date that is six months after the Earnout Payment is otherwise due and (y) the earlier date, if any, that the payment of the Earnout Payment is no longer so prohibited pursuant to the terms of such senior or subordinated debt financing agreements. During such period, the Buyer shall use commercially reasonable efforts to cause any applicable restrictions under such senior or subordinated debt financing agreements that prohibits the payment of all or a portion of the Earnout Payment to be waived, amended or removed so as to enable the payment of the Earnout Payment. The Buyer shall pay or caused to be paid any amounts it is obligated to pay under this Section 2.05 as soon as the restrictions set forth in this Section 2.05(h) no longer exist. Any amounts due and owing under this Section 2.05 in respect of the Earnout Payment that are not paid when due shall accrue interest at a rate per annum equal to the Applicable Rate, calculated from the date such payment is otherwise due hereunder until the actual date of payment.

(i) Transfers. The right of the Seller to receive any portion of the Earnout Payment, if any, (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon the Seller only the rights of a general unsecured creditor under applicable state Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s or the Company’s equity securities, (iv) is not redeemable and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except, in the case of an entity, by operation of Law or, in the case of an individual, by will or the Laws of descent and distribution (and any Transfer in violation of this Section 2.05(h)) shall be null and void).

(j) Change of Control. Unless the Earnout Payment has earlier been paid (or it has been earlier determined pursuant to Section 2.05(b) that no Earnout Payment is owed), if, in connection with such Change of Control, the Person or group acquiring control of the Buyer or its assets in such Change of Control does not succeed to and assume the Buyer’s obligations under this Section 2.05, then, not later than concurrently with the consummation of such Change of Control, the Buyer shall pay, or cause to be paid, to the Seller, by wire transfer of immediately available funds, an amount equal to $15,000,000, regardless of whether any other amount or no amount at all would have been payable pursuant to this Section 2.05, with the passage of time or otherwise, had such Change of Control not occurred; provided, that a payment pursuant to this Section 2.05(j) shall be in lieu, and without duplication, of an Earnout Payment pursuant to Section 2.05(a).

Section 2.06 Escrow.

(a) Escrow Payment. If the total revenue recognized by the Company (determined in accordance with GAAP) during the period from and including January 1, 2020 through and including December 31, 2020 (the “Company Revenue”) is equal to or greater than $18,600,000 (the “2020 Target”), then the Buyer and the Seller shall cause the Escrow Agent to pay from the Escrow Account to the Seller pursuant to Section 2.06(c) an amount equal $7,500,000. If the Company Revenue is greater than $17,600,000 (the “Minimum Target”) but less than the 2020 Target, then the Buyer and the Seller shall cause the Escrow Agent to pay from the Escrow Account to the Seller pursuant to Section 2.06(c) a portion of the Escrow Amount based on linear interpolation beginning with $0 if the Company Revenue is equal to the Minimum Target and $7,500,000 if the Company Revenue is equal to the 2020 Target; provided, that the total payment from the Escrow Account pursuant to this Section 2.06(a) shall in no case exceed $7,500,000.

(b) Calculations. Prior to January 15, 2021, the Buyer shall deliver to the Seller a statement containing its calculation of the payment due pursuant to Section 2.06(a) (the “Escrow Payment”), if any, with appropriate evidentiary support for the determination made therein (the “Performance Earnout Statement”). If, within 20 Business Days after the Seller’s receipt of the Performance Earnout Statement, the Seller has not given the Buyer written notice of objection to such Performance Earnout Statement, or if the Seller earlier notifies the Buyer that it has no objections thereto, the amount reflected in the Performance Earnout Statement shall be final upon the earlier of the expiration of such period or the receipt of such notice and the Escrow Payment, if any, shall be paid pursuant to Section 2.06(c). If the Seller provides such notice of objection, the Seller and the Buyer shall, during the 20 Business Day period following the delivery of such notice, discuss in good faith a resolution of the matters set forth in the notice of objection. If the Seller and the Buyer cannot resolve all disputed matters by the end of such period, such matters shall be submitted immediately to the Accountant for resolution. The provisions of Section 2.04(b)(ii) regarding the timing of the Accountant’s decision, the scope of the review and the decision, the binding nature of the decision and the fees and expenses of the Accountant shall apply to any dispute under this Section 2.06(b) mutatis mutandis.

(c) Payment Details. Immediately following the final determination of the Escrow Payment, if any, the Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent to direct the Escrow Agent (i) to make a payment to the Seller, by wire transfer of immediately available funds, of an amount equal to the Escrow Payment, if any (up to the Escrow Amount), from the Escrow Account and (ii) if the Escrow Payment is less than the Escrow Funds, to make a payment to the Buyer, by wire transfer of immediately available funds, any funds remaining in the Escrow Account after payment of any amounts contemplated by clause (i).

(d) Operation of the Company. If the Closing occurs on or before December 31, 2020, then during the period beginning on the Closing and ending on December 31, 2020, the Company shall, and the Buyer shall cause the Company to:

(i) maintain the Company’s books and records in accordance with GAAP;

(ii) not take or permit to be taken any action with the primary purpose of reducing the amount, or avoiding the payment, of the Escrow Payment and no other reasonable business purpose; and

(iii) not take any action that would reasonably be expected to delay the recognition of revenue by the Company or the delivery of services or products to a customer of the Company.

(e) Inspection of Records. The Buyer shall, and shall cause the Company to, keep books and records in sufficient detail to permit the Seller to confirm the accuracy of the Performance Earnout Statement. Following delivery of the Performance Earnout Statement, subject to applicable Law (including antitrust Laws) and any reasonably appropriate accommodations or limitations (whether pursuant to applicable Law or otherwise) as may then be in effect in light of the Coronavirus Pandemic or similar circumstances, upon reasonable advance notice, the Seller shall have the right to reasonably inspect all such records covering all transactions relating to the computation of the Company Revenue and the Escrow Payment during normal business hours, upon prior written notice by the Seller to the Buyer and in a manner so as not to unreasonably interfere with the conduct of the business of the Buyer solely to the extent reasonably related to the Buyer’s determination of the Performance Earnout Statement (or the calculations therein) reasonably requested by the Seller.

Section 2.07 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer, the Company, and their respective Affiliates, agents and designees shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

SELLER REPRESENTATIONS

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Buyer by the Seller before the execution of this Agreement (the “Seller Disclosure Letter”) (with disclosure of any item in any section or subsection of the Seller Disclosure Letter constituting disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of the text of such disclosure), the Seller hereby represents, warrants and covenants to the Buyer as follows:

Section 3.01 Ownership of Equity Interests.

(a) Ownership and Title.

(i) Before the LLC Conversion, (A) the Seller is the sole record and beneficial owner of the Shares, (B) the Seller has good and valid title to all of the Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities Laws), and (C) except for the Shares, the Seller does not own of record or beneficially, or have any interest in or right to acquire, any shares of capital stock of the Company.

(ii) After giving effect to the LLC Conversion, (A) the Seller will be the sole record and beneficial owner of the Interests, (B) the Seller will have good and valid title to all of the Interests, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities Laws), (C) except for the Interests, the Seller will not own of record or beneficially, or have any interest in or right to acquire, any equity interests of the Company, and (D) at the Closing, the Buyer will acquire from the Seller all record and beneficial ownership of the Interests, free and clear of any and all Liens.

(b) No Other Rights. There are no preemptive or other outstanding rights, options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any equity securities of the Company or any securities or obligations exercisable or exchangeable for, or convertible into, any such equity securities, or any “tag-along,” “drag-along” or similar rights with respect to any such equity securities. Except for this Agreement and the Company’s Organizational Documents, and as contemplated in the LLC Conversion, the Seller is not a party to any voting trusts, proxies or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Shares.

Section 3.02 Organization. The Seller (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, pledge or dispose of the Interests and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or clause (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.03 Authority; Approval. The Seller has all right, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which the Seller is a party and has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which the Seller is a party. The Seller has duly executed and delivered this Agreement, which, assuming it has been duly executed and delivered by all other Parties, constitutes a valid and binding agreement of the Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (the “Bankruptcy and Equity Exception”). The Seller’s board of directors has approved this Agreement and, as of the Closing, the Ancillary Documents to which the Seller is a party, and no other approval, action or proceeding on the part of the Seller or any custodian or receiver acting or purporting to act on behalf of the Seller is necessary to authorize this Agreement, the Ancillary Documents to which the Seller is a party or to consummate the Transactions.

Section 3.04 Governmental Filings; No Violations.

(a) Governmental Filings. Other than any filings or notices under the HSR Act (the “Antitrust Filings”) and such filings as the Exchange Act may require the Seller to make with the SEC, no notices, reports or other filings are required to be made by the Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Seller from, any Governmental Entity in connection with the Seller’s execution, delivery and performance of this Agreement, the Ancillary Documents to which the Seller is a party and the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

(b) No Violation. The Seller’s execution, delivery and performance of this Agreement, and of the Ancillary Documents to which the Seller is a party, do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, any provisions of the Seller’s Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Seller pursuant to any Contract binding upon the Seller or, assuming (solely with respect to performance of this Agreement and the Ancillary Documents to which the Seller is a party and consummation of the Transactions) compliance with the matters referred to in Section 3.04(a), under any Law to which the Seller is subject, except in the case of clause (ii), for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.05 Litigation and Liabilities. There are no Actions pending or, to the Seller’s Knowledge, threatened against the Seller that relate to the Company or its equity interests or challenge the validity or enforceability of the Seller’s obligations under this Agreement. The Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.06 Brokers and Finders. Neither the Seller nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement, except that the Seller has employed Goldman Sachs & Co. LLC as its financial advisor. The Seller is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Transactions that will be the obligation of the Company, and the Seller is not a party to any agreement which might give rise to any valid claim against the Company for any such fee commission or similar payment.

Section 3.07 No Other Representations. Except for the representations and warranties expressly made by the Seller and the Company in this Article III as modified by the Seller Disclosure Letter, Article IV as modified by the Seller Disclosure Letter and by the applicable party or Person in any Ancillary Document, none of the Seller, the Company nor any other Person makes any representation or warranty of any kind, express or implied, in connection with the Transactions.

ARTICLE IV

COMPANY REPRESENTATIONS

Except as set forth in the corresponding sections or subsections of the Seller Disclosure Letter (with disclosure of any item in any section or subsection of the Seller Disclosure Letter constituting disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of the text of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

Section 4.01 Organization. The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or clause (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, be material to the Company. The Company has made available to the Buyer complete and correct copies of the Company’s Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.02 Capital Structure.

(a) In General. The authorized capital stock of the Company consists of 1,000 shares of Common Stock and, after giving effect to the LLC Conversion, the authorized membership interests of the Company will consist solely of the Interests and there will be no other membership interests (or other economic interests or rights) of any kind authorized or outstanding with respect to the Company. All of the Shares have been, and after giving effect to the LLC Conversion, all of the Interests will be, duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Common Stock and, after giving effect to the LLC Conversion, the Company will have no membership interests, reserved for issuance. There are no, and after giving effect to the LLC Conversion there will be no, preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments, rights of first refusal or rights of any kind that obligate the Company to issue or sell any equity interests or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have, and after giving effect to the LLC Conversion, the Company will not have, outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are, and after giving effect to the LLC Conversion, there will be, no agreements to which the Company is party with respect to the voting of the equity interests of the Company. Other than this Agreement and as contemplated by the LLC Conversion, there are no outstanding contractual obligations of the Company to repurchase or redeem or otherwise acquire any equity interests of the Company, and there are no declared or accrued but unpaid dividends with respect to the Shares.

(b) Subsidiaries. The Company has no Subsidiaries. The Company has no capital stock, equity interest or other direct or indirect ownership interest in any other Person.

Section 4.03 Authority; Approval.

(a) Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which the Company is a party. The Company has duly executed and delivered this Agreement, which, assuming it has been duly executed and delivered by all other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Approval. The Company’s board of directors and its sole stockholder have approved this Agreement and, as of the Closing, the Ancillary Documents to which the Company is a party. No other corporate proceedings are necessary to authorize this Agreement or the Ancillary Documents to which the Company is a party or to consummate the Transactions.

Section 4.04 Governmental Filings; No Violations.

(a) Governmental Filings. Other than any Antitrust Filings, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the Company’s execution, delivery and performance of this Agreement or the Ancillary Documents to which the Company is a party or the consummation of the Transactions, or in connection with the continuing operation of the business of the Company following the Closing.

(b) No Violations. The Company’s execution, delivery and performance of this Agreement, and of the Ancillary Documents to which the Company is a party, do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) or material default under, the creation or acceleration of any material obligations under or the creation of a Lien on any of the material assets of the Company pursuant to any Material Contract, assuming (solely with respect to performance of this Agreement and the Ancillary Documents to which the Company is a party and consummation of the Transactions) compliance with the matters referred to in Section 4.04(a), under any Laws to which the Company is subject, (iii) any material change in the rights or obligations of any party under any Contract binding upon the Company, or (iv) violate any applicable Data Requirements.

Section 4.05 Financial Statements.

(a) Financial Statements. Section 4.05 of the Seller Disclosure Letter sets forth true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2019 and the related statement of income for the 12-month period then ended and (ii) the Most Recent Balance Sheet and the related statement of income for the three-month period ended on March 31, 2020 (the “Interim Financial Statements”).

(b) Fair Presentation. Each of the Financial Statements (including any related notes and schedules thereto) fairly presents the financial position of the Company as of its date and each of the balance sheets and statements of income included in the Financial Statements fairly presents the financial condition and results of operations, as the case may be, of the Company for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein.

(c) Internal Controls. The Seller maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made in accordance with appropriate authorizations of management and the Company’s board of directors and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company.

Section 4.06 Absence of Certain Changes. Since March 31, 2020, there has not been any occurrence or event which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect. Since March 31, 2020, other than its entry into this Agreement, the Company has conducted its business only in, and has not engaged in any material transaction other than in accordance with, the ordinary course of such business, consistent with past practices, and the Company has not taken any actions that, had such actions been taken after the date of this Agreement, would have required the written consent of the Buyer pursuant to Section 6.01(a).

Section 4.07 Litigation. As of the date of this Agreement there are no, and since July 1, 2017 there have not been any Actions pending or, to the Company’s Knowledge, threatened by or against the Company (including with respect to the ownership, use, validity, or enforceability of any Company Intellectual Property). The Company is not, and since July 1, 2015 has not been, a party to or subject to the provisions of any Order of any Governmental Entity.

Section 4.08 Liabilities. As of the date of this Agreement, except (a) as reflected or reserved against in the Most Recent Balance Sheet (and any notes thereto), (b) for Liabilities incurred in the ordinary course of business or in connection with the Transactions since March 31, 2020 (none of which is a Liability for violation of applicable Law, breach of Contract, breach of warranty, tort, infringement, or misappropriation), (c) for ordinary course future performance obligations, consistent with past practice, under Contracts to which the Company is a party, and (d) as do not individually exceed $100,000, there are no Liabilities of the Company.

Section 4.09 Employee Benefits.

(a) Benefit Plans. The Company does not maintain or sponsor any Benefit Plans. Employees participate in Benefit Plans maintained by the Seller. No Benefit Plan is subject to the laws of a jurisdiction outside the United States. Section 4.09(a) of the Seller Disclosure Letter sets forth a complete and correct list of all Benefit Plans and separately designates any Benefit Plan with respect to which the Company will have any liability following the Closing. With respect to each Benefit Plan, the Seller has provided the Buyer with complete and correct copies of the following documents, as applicable: (i) plan documents (and all amendments thereto); (ii) the most recent summary plan description (and any summaries of material modifications thereto); and (iii) the most recent IRS determination, opinion or advisory letter.

(b) Pension Plans. The Benefit Plans have been established, maintained, funded and administered in all material respects in accordance with their terms and in compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan that is subject to ERISA and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”), intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter from the IRS, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan under Section 401(a) of the Code.

(c) No Penalties. The Company has not engaged in a transaction with respect to any Benefit Plan and nothing else has occurred with respect to any Benefit Plan that could subject the Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. The Company has not incurred and does not reasonably expect to incur any Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(d) ERISA Affiliates. Neither the Company nor any Person that is, or at any relevant time was, considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has, within the past six years, maintained or contributed to, and the Company does not otherwise have any actual or potential liability with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was, at the relevant time, subject to Section 412 of the Code or Title IV of ERISA. No Benefit Plan is a, and at no time during the past six years has the Company or any ERISA Affiliate been obligated to contribute to any, and the Company does not otherwise have any actual or potential liability with respect to any, “multiemployer plan” (as defined in Section 3(37) of ERISA). The Company does not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code. No Benefit Plan is (i) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (ii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Contributions. All contributions, premiums and other payments required to be made under each Benefit Plan have been timely made (to the extent due) and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Most Recent Balance Sheet (to the extent not yet due). There are no unfunded or underfunded liabilities or obligations relating to any Benefit Plan with respect to which funding is required by its terms or applicable Laws.

(f) No Actions. There is no pending or, to the Company’s Knowledge, threatened Action relating to the Benefit Plans.

(g) Continuation Coverage. No Benefit Plan provides, and the Company has no current or contingent obligations to provide, for post-termination, post-ownership or retiree health, life or other welfare benefits, other than as required by Section 4980B of the Code for which the covered Person pays the full premium cost of coverage. The Company has not incurred (whether or not assessed) and is not reasonably expected to incur any Tax, penalty or other liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h) Section 280G. Neither the execution or delivery of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions will (i) entitle any Employee or service provider to the Company to severance pay or any other payment of benefit (whether in cash, property or the vesting of property) or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment, funding or delivery (through a grantor trust or otherwise) or forfeiture of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Seller or, after the consummation of the Transactions, the Buyer to merge, amend or terminate any of the Benefit Plans or (iv) result in payments of any “excise tax” under any of the Benefit Plans that could individually or in combination with any other payment (excluding arrangements entered into with Buyer), that could become payable under Section 4999 of the Code and not be deductible under Section 280G of the Code except as set forth in Section 4.09(h) of the Seller Disclosure Letter.

(i) Section 409A. Each Benefit Plan subject to Section 409A of the Code (if any) has at all relevant times complied in all respects with applicable document requirements of, and has been operated in all respects in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. Neither the Company nor any of its Affiliates is a party to, or is otherwise obligated under, any Contract that provides for the gross-up, indemnification, reimbursement of or other payment for any of any Taxes, interest or penalties imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax) to any Employees.

Section 4.10 Compliance with Laws. Since July 1, 2017, the Company has been in material compliance with all Laws applicable to it or its business, property or assets, including applicable Data Requirements. Except with respect to regulatory matters covered by Section 6.02, no material investigation or review by any Governmental Entity with respect to the Company is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. No material change is required in the Company’s processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, licenses, exemptions and orders issued or granted by a Governmental Entity necessary to lawfully conduct its business as presently conducted.

Section 4.11 Material Contracts.

(a) In General. Section 4.11(a) of the Seller Disclosure Letter sets forth a true, complete and correct list of each of the following Contracts to which the Company is a party or by which the Company or any of its assets is bound as of the date of this Agreement, other than any Contract the counterparty to which is an Affiliate of the Buyer (each Contract required to be disclosed pursuant to this Section 4.11(a), a “Material Contract”):

(i) any Contract pursuant to which the Company currently leases or subleases real property to or from any Person;

(ii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company currently leases personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(iii) any Contract relating to the incurrence, assumption, guaranteeing or otherwise in respect of any Indebtedness;

(iv) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that cannot be terminated on less than 90 days’ notice (without a monetary penalty) and involves future payments, performance or services or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $100,000 in any future 12-month period;

(v) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any customer of the Company that generated recurring revenue in excess of (i) $100,000 in the 12-month period ended December 31, 2019 or (ii) $25,000 in the three-month period ended March 31, 2020;

(vi) any Contract involving the payment or receipt of royalties or other amounts of more than $100,000 per annum, calculated based on the revenues or income of the Company;

(vii) any Contract pursuant to which Intellectual Property is (x) licensed or otherwise provided from the Company to any third Person, or (y) licensed or otherwise provided to the Company from any third Person, including in each case of (x) and (y) agreements involving Software or Data, but in each case of (x) and (y) excluding (A) incidental non-exclusive Trademark licenses granted to customers in the ordinary course of business, (B) licenses to commercially available off-the-shelf Software and Software-as-a-service offerings entered into in the ordinary course of business, under which the annual fee does not exceed $50,000 individually, (C) licenses to Open Source Software, and (D) licenses with any customers of the Company that do not deviate from the

Company’s standard form except for immaterial deviations agreed in the ordinary course of business;

(viii) any Contract involving the development or transfer of any material Intellectual Property by, for or on behalf of the Company (other than IP Assignment Agreements), including agreements involving Software or Data;

(ix) any Contract that limits the freedom of the Company to compete in any material respect in any line of business, within any geographic area or with any Person, or otherwise materially restricts the Company’s (or, after the Closing, the Buyer or its Subsidiaries’) ability to solicit business from any Person;

(x) any Contract granting any third party the exclusive right to develop, market, sell or distribute the Company’s products or services;

(xi) any Contract containing a “most favored nation” or similar provision in favor of a third Person;

(xii) any Contract providing for the employment or engagement of any current Employee, officer, director or other individual service provider of the Company and providing for annual compensation in excess of $150,000;

(xiii) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(xiv) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or the Seller with respect to the Company and its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xv) any Contracts relating to the establishment or operation by the Company of a partnership, minority investment or joint venture involving the sharing of profits;

(xvi) any Contract under which the Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company’s employees in the ordinary course of business not in excess of $25,000 individually or $50,000 in the aggregate); and

(xvii) any Contract with any Affiliate of the Company or the Seller.

(b) Binding Nature of Material Contracts. Each of the Material Contracts is valid and binding on the Company and, to the Company’s Knowledge, each other party thereto, and is in full force and effect. There is no material violation or default under any such Contract by the Company or, to the Knowledge of the Company, any counterparty thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default or breach thereunder by the Company or would give rise to any right of termination, amendment, acceleration or cancellation. The Company has not received written notice of default, breach or violation of any Material Contract or any written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of, any such Material Contract and, to the Knowledge of the Company, no event has occurred that would constitute a default thereunder by any counterparty to any Material Contract. The Company has furnished or otherwise made available to the Buyer true and complete copies of each Material Contract.

Section 4.12 Real Property. The Company does not own, lease or sublease any real property. The Seller makes certain of its leased real property available to the Company as necessary.

Section 4.13 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, its equity interests or the Transactions.

Section 4.14 Environmental Matters. The Company is in compliance, and has, since July 1, 2017, complied, in all material respects with all applicable Environmental Laws, including with respect to any permits, certifications, approvals, registrations, consents or authorizations required thereunder. Neither the Company nor any other Person to the extent giving rise to Liabilities for the Company has treated, stored, disposed or arranged for the disposal of, transported, handled, released, manufactured, distributed or exposed any Person to, and no property currently or formerly owned, operated or used by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with, any Hazardous Substance, in each case in a manner that has resulted or could result in any material Liabilities (contingent or otherwise) to the Company. The Company has not been associated with any material release or threat of release of any Hazardous Substance. The Company has not received any notice, demand, letter, claim or request for information, and is not subject to any pending or, to the Company’s Knowledge, threatened Action, in each case alleging that the Company may be in material violation of or subject to Liabilities under any Environmental Law. The Seller and the Company have furnished to the Buyer all environmental assessments, audits, reports and other material environmental documents in their possession or control that relate to the Company’s current or former facilities, properties or operations.

Section 4.15 Taxes.

(a) In General. The Company (i) has prepared and filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns it is required to file and all such Tax Returns are complete and accurate in all material respects, (ii) has paid all material Taxes that are due and payable (whether or not shown as due on such Tax Returns), (iii) has withheld or collected, and paid over to the appropriate Governmental Entity, all material Taxes required to have been withheld or collected in connection with any amounts paid or owing to any employee, creditor or other Person and (iv) has not waived any statute of limitations with respect to income and other material Taxes or agreed to any extension of time with respect to an assessment or deficiency for income or other material Taxes, other than in connection with customary extensions of the time for filing Tax Returns obtained in the ordinary course of business.

(b) No Audits. There are no pending (or threatened in writing) audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the Company. No written claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(c) Provision of Returns. The Company has made available to the Buyer true and correct copies of any income or other material Tax Returns filed by the Company on a separate basis for each of the fiscal years ended December 31, 2018, 2017 and 2016.

(d) Section 355 Distributions. The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two-year period ending on the Closing Date.

(e) Tax Sharing. The Company is not party to or bound by any Contract providing for the allocation or sharing of Taxes, other than customary commercial contracts the primary purpose of which is not Taxes, and has no liability for the Taxes of any other person as a successor or transferor or pursuant to any Law as a result of actions taken or transactions entered into before the Closing Date. Since January 1, 2011, the Company (i) has not been a member of an affiliated, consolidated combined or unitary group for Tax purposes (other than the consolidated group of which the Seller is the common parent) and (ii) does not have any liability for the Taxes of any Person (other than the consolidated group of which the Seller is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

(f) No Listed Transactions. The Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(g) Sales Taxes. The Company has properly (i) collected and remitted all material sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any required Tax exemption certificates and other required documentation qualifying such sale or service as exempt.

(h) Certain Gains and Losses. The Company will not be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting made on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of federal, state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under

Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or non-U.S. Law) arising as a result of a transaction consummated on or prior to the Closing Date, (v) any installment sale or open transaction disposition made on or prior to the Closing Date, (vi) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business, (vii) any transactions effected or investments made prior to the Closing that result in taxable income pursuant to Section 951(a) or Section 951A of the Code or (viii) any gain recognition agreement to which the Company is a party under Section 367 of the Code (or any corresponding or similar provision of federal, state, local or non-U.S. Law) entered into on or prior to the Closing Date.

(i) No Permanent Establishment. The Company does not have a permanent establishment (within the meaning of an applicable income Tax treaty) or other fixed place of business or taxable presence in any country other than the United States.

(j) Coronavirus Relief Legislation. The Company has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act and (iii) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k) Unclaimed Property. There is no material property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar Laws. The Company has timely filed any and all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to escheatment and unclaimed property.

Section 4.16 Labor Matters.

(a) No Collective Bargaining. The Company and the Seller with respect to the Company are not party to or otherwise bound by any CBA and no employees of the Company are represented by any labor union, works council or other labor organization with respect to their employment with the Company. In the past five years, no labor union, works council, other labor organization or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and the Seller with respect to the Company are not, and for the past five years have not been, the subject of any material proceeding that asserts that the Company or the Seller with respect to the Company have committed an unfair labor practice or that seeks to compel them to bargain with any labor union, works council or other labor organization. In the past five years there has been no actual or pending, or to the Company’s Knowledge threatened, material labor grievance, material labor arbitration, unfair labor practice charge, labor strike, dispute, walk-out, work stoppage, slow-down, picketing, hand billing, lockout or other material labor dispute against or affecting the Company. To the Company’s Knowledge, in the past five years, there have been no labor organizing activities with respect to any employees of the Company. With respect to the Transaction, the Company has satisfied any notice, consultation or bargaining obligations owed to its employees or their representatives under applicative Law, CBA or other Contract.

(b) Compliance with Laws. The Company and the Seller with respect to the Company are, and for the last three years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, the Coronavirus Pandemic, plant closures, furloughs, and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(c) WARN Act. No employee layoffs, furloughs, reductions in force, or plant, facility, or department closures that would require advance notification pursuant to the WARN Act have been announced or implemented in the last six months.

(d) No Coronavirus Liability. To the Knowledge of the Company, the Company has no material employment-related liability with respect to or related to the Coronavirus Pandemic.

(e) Coronavirus Measures. The Company has taken reasonable measures to protect its employees and independent contractors in the workplace with respect to the Coronavirus Pandemic.

(f) No Failures to Pay. The Company and the Seller with respect to the Company have no material Liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, Contract or Company policy; or (ii) any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

(g) Classification. Each individual who is providing, or since July 1, 2017 has provided, services to the Company and is or was classified and treated as an independent contractor is and has been, in all material respects, properly classified and treated as such for all employment-related purposes under applicable Laws.

(h) Investigation of Claims. The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, or retaliation allegations of which it had Knowledge. With respect to each such allegation that the Company determined had merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(i) Employment Agreements. To the Company’s Knowledge, no Person is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee or independent contractor of the Company, to any third party with respect to such Person’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(j) Key Employees. To the Knowledge of the Company, no current employee with an annualized base salary as of the Closing at or above $150,000, intends to terminate his or her employment before the one-year anniversary of the Closing.

Section 4.17 Intellectual Property.

(a) Ownership. Section 4.17(a) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned or purported to be owned by the Company, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property” and, together with all Company Data (and all Intellectual Property rights thereto or embodied therein), the Software set forth on Section 4.17(b) of the Seller Disclosure Letter (and all Intellectual Property rights thereto or embodied therein), and all other Intellectual Property, Software and Data owned or purported to be owned by the Company (and all Intellectual Property rights thereto or embodied therein), including any Intellectual Property assigned to the Company under the Intellectual Property Assignment Agreement, the “Company Intellectual Property”). The Company owns exclusively all right, title and interest in and to all Company Intellectual Property, in each case free and clear of all Liens, other than Permitted Liens. All of the Scheduled Intellectual Property is subsisting, and except with respect to applications, to the Company’s Knowledge, valid and enforceable. Except for rights in trade secrets or other confidential information (excluding Business Data and Software) that is used by both the Company and the Seller or its other Affiliates and that is not material to the operation of the Business: (i) neither the Seller nor any of its Affiliates (other than the Company) owns any Intellectual Property, Software or Data used in the Business (other than TSA Assets that are not used in the Business for any purpose other than the purpose for which they are being provided under the Transition Services Agreement), (ii) other than pursuant to Contracts that are set forth on Section 2.03(b)(v) of the Seller Disclosure Letter or the counterparty to which is an Affiliate of the Buyer, neither the Seller nor any of its Affiliates (other than the Company) owns or is the licensee or provider of any Business Data, and (iii) no Company Intellectual Property or Business Data is used in the business of the Seller or its Affiliates (other than the Company), and following the Closing none of the Seller or any of its Affiliates (other than the Company) possess or control copies of the Business Data, in each case other than (A) Intellectual Property to be licensed under the Data License Agreement, (B) such as may be archived on a backup system or storage media and (C) in connection with the Seller’s performance of its obligations under the Transition Services Agreement (subject, in the case of items (B) and (C), to Section 6.08).

(b) Protection. The Company has taken commercially reasonable steps to protect the confidentiality and value of its trade secrets and other confidential information, including, as applicable, having Persons, including current and former employees, consultants and contractors, that have developed technology or other embodiments of Intellectual Property for or on behalf of the Company execute written agreements pursuant to which such persons (i) assign ownership to the Company of all such Intellectual Property arising during the course of and within the scope of their employment or other engagement with the Company (except to the extent prohibited by Law) and (ii) are bound to protect and maintain the confidentiality of the confidential information of the Company (such agreements, “IP Assignment Agreements”). To the Knowledge of the Company, no such Person has breached any such IP Assignment Agreement.

(c) No Infringement by Business. The conduct of the Business has not since July 1, 2017 infringed, misappropriated or violated, and does not infringe, misappropriate or violate, the Intellectual Property of any Person. None of the Company Intellectual Property is subject to any outstanding order, judgment or decree, in each case, to which the Company or the Seller is a party, restricting the Company’s use or licensing thereof.

(d) No Infringement of Company Intellectual Property. To the Knowledge of the Company, no material item of Company Intellectual Property is being infringed, misappropriated or otherwise violated by any Person.

(e) IT Assets. Since January 1, 2018, there have not been any actual or suspected incidents involving security breaches of, or unauthorized access to or use of, (x) any IT Assets or (y) any personal information, payment card information, confidential or proprietary Data or any other such information collected, maintained or stored by or on behalf of the Company. The IT Assets (i) are, together with any Software, technology and other tangible embodiment of Intellectual Property that will be provided to the Company under the Transition Services Agreement (the “TSA Assets”), sufficient for the immediate needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to materially perform their information technology operations and, together with TSA Assets, include a sufficient number of licenses as necessary for the operation of the Business as currently conducted. None of the IT Assets has experienced any material failures, breakdowns or continued substandard performance since January 1, 2018 that has caused material disruption or interruption in the use thereof. The Seller maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of its business, including the Business, acts materially in compliance therewith, has tested such plans and procedures on a periodic basis and has taken reasonable steps to safeguard and maintain the IT Assets.

(f) Software. The Company has not included in or used with any of the Software that is or embodies the Company Intellectual Property (the “Business Software”) any Software that is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) (“Open Source Software”), in each case in a manner that: (i) requires the disclosure, licensing or distribution of any source code for any portion of such Business Software (other than the unmodified Open Source Software itself), (ii) requires the Company or any other Person to grant to any Person any rights or immunities under any Company Intellectual Property (including any patent non-asserts or patent licenses) or (iii) imposes any limitations, restrictions or conditions on the Company’s commercial exploitation thereof. The current version of the Business Software correctly performs its intended functions and otherwise operates in accordance with its documentation, in each case, in all material respects. The Company owns and possesses complete copies of the current version of all Business Software. No source code or confidential documentation of any Business Software has been disclosed, licensed, provided or otherwise made available to any third Person by the Company, and no Person other than the Company is in possession of, or has any right to receive or use, such source code, in each case except as made available by the Company to employees, consultants and independent contractors that have entered into IP Assignment Agreements solely for the purpose of their performing work for the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, delivered or otherwise made available to any other Person.

(g) Data. The Company has taken commercially reasonable steps to protect the Company Data. The Company owns and possesses complete copies of the current version of all Company Data and possesses and has the right to use the current version of all other Business Data. None of the Company Data has been disclosed, licensed, provided or otherwise made available to any Person, and no Person other than the Company is in possession of, or has any right to receive or use, such Company Data, in each case except as made available by the Company to (i) employees, consultants and independent contractors that have entered into IP Assignment Agreements solely for the purpose of their performing work for the Company and (ii) Contract counterparties having access to such Company Data through their authorized use of the Company’s products or services in the ordinary course of business in accordance with the terms of the applicable Contract.

Section 4.18 International Trade and Anti-Corruption.

(a) Trade Control Laws. Neither the Company nor any of its officers, directors or employees, nor to the Knowledge of the Company, any agent or other third-party representative acting on behalf of the Company, is currently, or has been since July 1, 2017: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).

(b) Anti-Corruption Laws. Neither the Company nor any of its officers, directors or employees, nor to the Knowledge of the Company, any agent or other third-party representative acting on behalf of the Company, has at any time made any unlawful payment or given, offered, promised or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Seller, on behalf of the Company, has implemented and maintains in effect written policies and procedures, and internal controls that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws.

(c) Government Investigations. Since July 1, 2017, the Company has not, in connection with or relating to the Business, received from any Governmental Entity or any other Person (i) any written notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 4.19 Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained for the benefit of the Company (“Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid in all material respects, no written notice of cancellation or termination has been received by the Company with respect to any such policy, and the Company is not in default with respect to its obligations under any of the Insurance Policies. Section 4.19 of the Seller Disclosure Letter sets forth a list of the Insurance Policies.

Section 4.20 Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with this Agreement or the Transactions, except to the extent that the Seller’s and its directors’, officers’ and employees’ use of a financial advisor as described in Section 3.06 could be imputed to the Company by virtue of its status as a Subsidiary of the Seller with common officers.

Section 4.21 Related-Party Transactions. No officer or director of the Company or immediate family member thereof (a) is presently a party to or has a direct or indirect interest in any Person (other than publicly traded securities or beneficial ownership of securities of the Seller) that is a party to any agreement with the Company, (b) owns any direct or indirect (other than publicly traded securities), interest in any assets of the Company or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of Employees in the ordinary course of business, including for accrued benefits under a Benefit Plan. There are no outstanding notes payable to, accounts receivable from or advances by the

Company to, and the Company is not otherwise a creditor of, any Affiliate of the Seller (or any director, officer, member, manager or partner thereof).

Section 4.22 Customers and Suppliers.

(a) Key Customers. Section 4.22(a) of the Seller Disclosure Letter lists the 10 largest customers (the “Key Customers”) of the Company for the fiscal year ended December 31, 2019, and for the three months ended March 31, 2020, measured by the aggregate amount of revenue accrued by the Company during each such period from each such Key Customer, and sets forth opposite the name of each such Key Customer the amount and percentage of consolidated revenue attributable (whether directly or through) to such Key Customer; provided, that no customer shall be a Key Customer if the aggregate annualized accrued revenues in either period do not exceed $50,000. Except as set forth on Section 4.22(a) of the Seller Disclosure Letter, in the last 12 months, no Key Customer has materially reduced or adversely changed the terms of its business with the Company and neither the Company nor the Seller has received written or, to the Knowledge of the Company, verbal notice from any Key Customer of any termination or material reduction in such Key Customer’s relationship with the Company or that such Key Customer intends to terminate, materially reduce or materially alter (in a manner adverse to the Company) its relationship with the Company.

(b) Key Suppliers. Section 4.22(b) of the Seller Disclosure Letter lists the 10 largest vendors, licensors, service providers and other suppliers (the “Key Suppliers”) of the Company for the fiscal year ended December 31, 2019 and the three months ended March 31, 2020, measured by the aggregate amount of expenses accrued by the Company during each such period from each such Key Supplier, and sets forth opposite the name of each such Key Supplier the amount and percentage of expenses attributable to (whether directly or through) such Key Supplier; provided, that no supplier shall be a Key Supplier if the aggregate annualized accrued expenses in either period do not exceed $50,000. Except as set forth on Section 4.22(b) of the Seller Disclosure Letter, in the last 12 months, no Key Supplier has materially reduced or adversely changed the terms of its business with the Company and neither the Company nor the Seller has received written or, to the Knowledge of the Company, verbal notice from any Key Supplier of any termination or material reduction in such Key Supplier’s relationship with the Company or that such Key Supplier intends to terminate, materially reduce or materially alter (in a manner adverse to the Company) its relationship with the Company.

Section 4.23 Sufficiency of Assets.

(a) In General. Except as set forth on Section 4.23(a) of the Seller Disclosure Letter, the Company has good and valid title to, a valid leasehold interest in or a valid license or right to use the properties and assets, whether tangible or intangible, that are necessary for or primarily used in, related to, developed for or held for use by it in the conduct of the Business, including those properties and assets shown on the Financial Statements or acquired thereafter (collectively, the “Assets”), free and clear of all liens (other than Permitted Liens) except for tangible properties and assets disposed of in the ordinary course of business consistent with past practice since March 31, 2020.

(b) Condition of Assets. All tangible Assets are in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of business of the Company. All such Assets have been installed and maintained in all material respects in accordance with all applicable Laws.

(c) Transfer of Assets. Except as set forth on Section 4.23(c) of the Seller Disclosure Letter, the Assets, together with the TSA Assets and services to be provided by the Seller pursuant to the Transition Services Agreement and any assets, properties, interests or rights (whether tangible or intangible) that are the subject of the Contracts set forth on Section 2.03(b)(iv) of the Seller Disclosure Letter, constitute all of the assets, properties, interests and rights, whether tangible or intangible, necessary and sufficient for the conduct of the Company’s Business as currently conducted, and all the Assets (other than the TSA Assets and services to be provided by the Seller pursuant to the Transition Services Agreement and any assets, properties, interests or rights, whether tangible or intangible, that are the subject of the Contracts set forth on Section 2.03(b)(iv) of the Seller Disclosure Letter) shall be owned or available for use by the Company immediately after the Closing on the terms and conditions identical to those under which the Company owned or used such Assets immediately before the Closing.

Section 4.24 No Other Representations. Except for the representations and warranties expressly made by the Company and the Seller in this Article IV as modified by the Seller Disclosure Letter, Article III as modified by the Seller Disclosure Letter, and by the applicable Party or Person in any Ancillary Document, none of the Seller, the Company or any other Person makes any representation or warranty of any kind, express or implied, in connection with the Transactions.

ARTICLE V
BUYER REPRESENTATIONS

The Buyer hereby represents, warrants and covenants to the Company and the Seller as of the date of this Agreement as follows:

Section 5.01 Organization. The Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and (c) is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (b) or clause (c), where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 5.02 Authority. The Buyer has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which the Buyer is a party. The Buyer has duly executed and delivered this Agreement, which, assuming it is duly executed and delivered by all other Parties, constitutes a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03 Governmental Filings; No Violations.

(a) Governmental Filings. Other than the Antitrust Filings, no notices, reports or other filings are required to be made by the Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer from, any Governmental Entity in connection with the Buyer’s execution, delivery and performance of this Agreement or the Ancillary Documents to which the Buyer is a party or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

(b) No Violations. The Buyer’s execution, delivery and performance of this Agreement, and of the Ancillary Documents to which the Buyer is a party, do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Buyer or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Buyer pursuant to any Contract binding upon the Buyer or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.03(a), under any Law to which the Buyer is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 5.04 Investment Purpose. The Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Interests are not registered under the Securities Act or any state securities Laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable.

Section 5.05 Litigation. There are no Actions pending or, to the Buyer’s Knowledge, threatened against the Buyer that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 5.06 Available Funds. As of the Closing, the Buyer will have available sufficient funds to satisfy all of its obligations under this Agreement.

Section 5.07 Independent Investigation.

(a) The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records and other documents and data of the Seller and the Company for such purpose. The Buyer acknowledges and agrees that (i) in making its decision to enter into this Agreement and to consummate the Transactions, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and the Company set forth in Article III, Article IV (including the related portions of the Seller Disclosure Letter), any Ancillary Document and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company) and (ii) none of the Seller, the Company or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth herein or as set forth in any Ancillary Document.

(b) In connection with their due diligence investigation of the Company, the Buyer and its Affiliates and their respective Representatives have received and may continue to receive after the date of this Agreement from the Seller and the Company, their Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that the Buyer, except in the case of Fraud, will have no claim against the Seller, the Company or any of their Affiliates or their respective Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for clarity, and without in any way limiting the provisions of Section 5.07(a), the Buyer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, Article IV (including, and subject to, the related portions of the Seller Disclosure Letter), and any Ancillary Document none of the Seller, the Company or any of their Affiliates or their respective Representatives has made or is making, and the Buyer is not relying upon, any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 5.08 No Other Representations. Except for the representations and warranties expressly made by the Buyer in this Article V, and by the Buyer in any Ancillary Document, the Buyer makes no other representations or warranties of any kind, express or implied, in connection with the Transactions.

ARTICLE VI

COVENANTS

Section 6.01 Interim Operating Covenants.

(a) Company Covenants. Except as the Buyer may approve in writing, as otherwise required by applicable Law or as provided by this Agreement, and in accordance with applicable antitrust Laws, after the date of this Agreement and before the Closing, (i) the Company shall conduct its business in the ordinary and usual course and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve its business organization and material assets intact and maintain existing relations and goodwill with customers, licensors, vendors, employees and others having business relationships with the Company and keep available the services of its present employees and agents and (ii) without limiting the generality of, and in furtherance of, the provisions of clause (i), the Company shall not:

(A) other than as necessary to effect the LLC Conversion, adopt any change to its Organizational Documents;

(B) other than in connection with the LLC Conversion, merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(C) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any equity securities of the Company, or securities convertible or exchangeable into or exercisable for any equity securities of the Company, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities;

(D) create or incur any Lien (other than a Permitted Lien) not incurred in the ordinary course of business consistent with past practice;

(E) make any loans, advances, guarantees or capital contributions to or investments in any Person;

(F) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Common Stock (or Interests, following the LLC Conversion) or securities convertible or exchangeable into or exercisable for any shares of its Common Stock (or Interests, following the LLC Conversion);

(G) incur any Indebtedness;

(H) other than in the ordinary course of business, consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into before this Agreement;

(I) make any changes to accounting policies or procedures, except as required by changes in Law or GAAP;

(J) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand;

(K) make any capital expenditures or commitments therefor that in the aggregate are in excess of $100,000;

(L) other than in the ordinary course of business, consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any material rights;

(M) make, change or revoke any Tax election, file any amended Tax Return, change any Tax accounting period or method of Tax accounting, settle any Action in respect of Taxes with a Governmental Entity, enter into any closing agreement with respect to any Tax, incur any Taxes outside the ordinary course of business, file any Tax Return inconsistent with past practice, surrender any claim to a Tax refund, fail to pay any Tax when due and payable, subject to good faith disputes over Taxes for which adequate reserves have been established in accordance with GAAP, or consent to any extension or waiver of any limitation period with respect to any Taxes other than in connection with customary extensions of the time for filing Tax Returns obtained in the ordinary course of business;

(N) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company, except in connection with services provided in the ordinary course of business and sales of obsolete assets, other than pursuant to Contracts in effect before the date of this Agreement;

(O) except as required by applicable Law, establish, adopt, modify, or terminate any Benefit Plan (other than generally applicable changes made in the ordinary course of business and that would not result in any material liability to the Company);

(P) grant any increase in (i) the base salary or wages, (ii) bonus opportunities, or (iii) other compensation or benefits payable or to be provided to any employee of the Company, in each case, in excess of $250,000 in the aggregate;

(Q) (i) terminate (or transfer to the Seller or its Affiliates) the employment of any employee of the Company or the engagement of any independent service provider with annualized compensation in excess of $200,000, other than a termination for cause or as a result of death or disability, (ii) hire any employee who would become an employee of the Company or engage any independent service provider to provide services to the Company with annualized compensation in excess of $250,000 or (iii) transfer or reassign the duties of (x) an employee of the Company such that he or she is no longer an employee of the Company or (y) any other employee of the Company or its Affiliates such that he or she would be an employee of the Company;

(R) grant any change in control payment, deferred compensation, severance, termination, retention, equity or equity-based compensation, payment or benefit to any Employee;

(S) other than as required by applicable Law, (i) negotiate, modify, extend, terminate, or enter into any CBA or (ii) recognize or certify a labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or the Seller with respect to the Company and its Subsidiaries;

(T) implement or announce any employee layoffs or furloughs that would require advance notification pursuant to the WARN Act;

(U) except to bring a Contract involving the Company and any current or former employee or independent contractor of the Company into compliance with applicable Law, or with the Seller’s standard form agreements, in each case as reasonably determined by the Seller, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor of the Company;

(V) sell, assign, license, sublicense, transfer or distribute or subject to any Lien (other than Permitted Liens) any Company Intellectual Property (other than non-exclusive licenses to customers granted in the ordinary course of business), disclose any confidential information or source code to any Person (other than the Buyer and the Buyer’s representatives, agents, attorneys and accountants) or abandon or permit to lapse or expire any Company Intellectual Property, except, in each case, in the ordinary course of business or as relates to immaterial Company Intellectual Property;

(W) settle, compromise, grant any waiver or release relating to or otherwise adjust any Action affecting the Company or the Assets; or

(X) agree, authorize or commit to do any of the foregoing.

(b) Separate Control. Nothing in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Seller’s or the Company’s operations before the Closing. Before the Closing, the Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective businesses, assets and operations.

Section 6.02 Government and Third-Party Approvals.

(a) Cooperation. Subject to the terms and conditions of this Agreement, the Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this

Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity to consummate the Transactions, including within 10 Business Days following the date of this Agreement to file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act. No Party shall stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or pull or refile any filing made under the HSR Act without the advance written agreement of the other Parties (such agreement not to be unreasonably withheld or conditioned). Subject to applicable Laws relating to the exchange of information, each Party shall have the right to review in advance and, to the extent practicable, each shall consult with the others on and consider in good faith the views of the others, and incorporate the others’ reasonable comments, particularly in connection with all the information relating to them, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable. No Party shall permit any of its Representatives to participate in any substantive meetings or discussions with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat.

(b) Information. Each Party shall, upon request by another, furnish the requesting Party with all information concerning itself, its Affiliates and their respective Representatives and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the requesting Party or any of its Affiliates or their respective Representatives to any third party or Governmental Entity in connection with the Transactions; provided, that each Party may, as it deems advisable and necessary, reasonably designate material provided to the other as “Outside Counsel Only Material” and also may reasonably redact the material as necessary to (i) remove personally or competitively sensitive information, (ii) comply with contractual arrangements, (iii) prevent the loss of a legal privilege or (iv) comply with applicable Law.

(c) Status. Subject to applicable Laws and limits imposed by any Governmental Entity, the Parties shall keep each other apprised of the status of matters relating to consummation of the Transactions, including promptly informing the others of any written or oral communications received from any Governmental Entity and promptly furnishing the other Party with copies of notices or other communications received by them, or any of their Affiliates, from any third party or Governmental Entity with respect to the Transactions.

(d) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the Parties’ other undertakings contained in this Section 6.02, each of the Seller and the Company and the Buyer agree to take or cause to be taken the following actions: (i) the prompt provision to each Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (each, an “Antitrust Authority”) of non-privileged information and documents requested by such Antitrust Authority or that are necessary, proper or advisable to permit consummation of the Transactions (provided, that if any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions pursuant to the HSR Act or any other antitrust Laws applicable to the Transactions, then such Party shall use its reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request); and (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

(e) Buyer Covenant. The Buyer shall not, before receiving antitrust approval related to Antitrust Filings pursuant to Section 6.02(a), acquire or enter into any Contract to acquire, or announce any acquisition of, any Person, business or assets that compete with or may compete with the Company, without the prior written approval of the Seller.
Section 6.03 Access and Reports. Subject to applicable Law (including antitrust Laws) and any reasonably appropriate accommodations or limitations (whether pursuant to applicable Law or otherwise) as may then be in effect in light of the Coronavirus Pandemic, upon reasonable advance notice, the Company shall afford the Buyer’s Representatives reasonable access, at reasonable times throughout the period before the Closing, to its personnel, employees, properties, books and records and Contracts and, during such period, the Company shall furnish promptly to the Buyer all information concerning its business, properties and personnel as the Buyer may reasonably request; provided, that nothing in this Section 6.03 shall require the Company (x) to permit any inspection, or to disclose any information, that would be likely to result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (y) to disclose any privileged information of the Company; provided, further, that the Company shall use commercially reasonable efforts to cooperate with the Buyer to permit disclosure of such information to the extent doing so would not be reasonably likely to violate any Law or result in the loss of such privilege. All requests for information made pursuant to this Section 6.03 shall be directed to an executive officer of, or other Person designated by, the Seller. All such information shall be governed by the terms of the Confidentiality Agreement. The Seller and the Company shall further provide the transition cooperation set forth on Exhibit G.

Section 6.04 Publicity. The initial press release, if any, regarding the Transactions shall be a joint press release by the Buyer and the Seller issued promptly following the execution of this Agreement and thereafter the Parties shall not issue any press release or make any other public statements with respect to the Transactions without the consent of the Buyer and the Seller. Nothing in this Agreement shall prevent any Party from making such filings with any Governmental Entity as its counsel advises it are required by applicable Law, including filings with the SEC required by the Exchange Act; provided, that before making any such filing, the filing Party shall provide the other Parties with reasonable prior notice of the content of such filing and an opportunity to comment thereon. Nothing in this Section 6.04 shall apply to the issuance of press releases or the making of other public statements or filings (i) the content of which (as it relates to the Transactions) has already been disclosed in a press release, public statement or filing with a Governmental Entity that was made in compliance with this Section 6.04, (ii) that are made in the ordinary course of business and do not relate specifically to the signing of this Agreement or the Transactions, (iii) any report or disclosure of the status and terms (including price terms) of this Agreement and the Transactions to the Buyer’s Affiliates and each of its current and prospective, direct or indirect limited partners, (iv) disclosure of the occurrence of the Transactions by the Buyer or its Affiliates on their website or otherwise in the ordinary course of their business or (v) disclosure pursuant to an internal communication or otherwise to each Party’s employees.

Section 6.05 Employee Benefits.

(a) Maintenance of Benefits. For a period of one year following the Closing or until the termination of employment of the relevant Continuing Employee, if sooner, the Buyer shall or shall cause one of its Affiliates to provide each Employee who continues to be employed by the Company immediately following the Closing (a “Continuing Employee”) (i) base salary or wages, as applicable, and target bonus, in each case that are no less favorable than those provided to such Continuing Employee as of immediately before the Closing and (ii) benefits (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, retention, change in control, sale or divestiture bonuses or post-termination or retiree health or welfare benefits) that are no less favorable in the aggregate to such compensation and benefits provided to such Continuing Employee as of immediately before the Closing. Notwithstanding any other provision of this Agreement, prior to the Closing, the Seller will take all actions necessary to transfer those Employees who as of the Closing are or will be on disability or workers’ compensation leave (together “Inactive Employees”) to the Seller or one of its Affiliates (other than the Company), and the Seller and its Affiliates (other than the Company) shall be solely responsible for the provision of benefits and compensation to and all costs and other liabilities incurred in respect of any Inactive Employee. The Buyer shall, or shall cause one of its Affiliates (including, following the Closing, the Company), to offer employment to an Inactive Employee to the extent such employee is able to commence employment within a 12-month period immediately following the Closing Date. For the avoidance of doubt, an Inactive Employee will not be considered a Continuing Employee for purposes of this Section 6.05 until such time that they commence employment with the Buyer or one of its Affiliates.

(b) Credit for Service. The Buyer shall, or shall cause one of its Affiliates to, cause any employee benefit plans (other than any plan providing for defined benefit pension, equity or equity-based, nonqualified deferred compensation or post-termination or retiree health or welfare benefits) in which the Continuing Employees are entitled to participate following the Closing (the “New Plans”) to take into account for purposes of eligibility, vesting and (for vacation and severance benefits only) benefit accrual thereunder, except to the extent it would result in a duplication of benefits or compensation, service by employees of the Company as if such service were with the Buyer, to the same extent and for the same purpose as such service was credited under a comparable Benefit Plan.

(c) Certain Waivers. The Buyer shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to, for the plan year in which the Closing occurs, cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New

Plans that are group health plans, to the extent waived or satisfied by a Continuing Employee under any comparable Benefit Plan as of the Closing and (ii) any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan that is a group health plan in the same plan year in which the Closing occurs.

(d) Other Benefit Matters. Except as set forth on Section 6.05(d) of the Seller Disclosure Letter, the Seller and its Affiliates (other than the Company) shall assume and retain the sponsorship of and be solely responsible for all liabilities relating to or at any time arising under or in connection with or pursuant to any Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement of any kind at any time maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates (including the Company) or under or in connection with which the Seller or any of its Affiliates (including the Company) has any liability. The Seller will be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9. With respect to any Benefit Plan that is a Pension Plan, the Seller shall take all actions necessary or appropriate to, effective as of the Closing Date, (x) cause all Continuing Employees who participate in any such Benefit Plan to be fully vested in their account balances under such plan, and (y) make all employer contributions that would have been made on behalf of such Continuing Employees had the Transactions not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(e) No Implied Amendment or Third-Party Beneficiaries. Notwithstanding the foregoing provisions of this Section 6.05, nothing contained in this Section 6.05 shall (i) be treated as the establishment of or an amendment of any particular Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) give any third party any right to enforce the provisions of this Section 6.05, (iii) obligate the Buyer or any of its Affiliates to (x) maintain any particular benefit or compensation plan, program, policy, agreement or arrangement, or (y) retain the employment or engagement (or any specific term of employment or engagement) of any particular Employee or service provider, or (iv) be construed to limit or otherwise prohibit the ability of the Buyer or any of its Affiliates (or, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement, or to limit the ability of the Buyer or any of its Affiliates (or, following the Closing, the Company) to modify or terminate the employment or engagement of any Person, including any Continuing Employee, at any time and for any or no reason. Notwithstanding any other provision of this Section 6.05, the covenants set forth in this Section 6.05 shall not apply to employees who are furloughed, terminated, temporarily laid off or subject to reduced hours or benefits as a result of Coronavirus Pandemic-related circumstances.

Section 6.06 Indemnification; Directors’ and Officers’ Insurance.

(a) Indemnification Obligation. From and after the Closing, each of the Buyer and the Company shall cause, unless otherwise required by Law, the Company’s Organizational Documents to contain provisions no less favorable to the D&O Indemnified

Persons with respect to exculpation of liabilities, indemnification and advancement of expenses than are set forth in the Company’s Organizational Documents as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the date of the Closing in a manner that would adversely affect the rights thereunder of each present and former director and officer of the Company (the “D&O Indemnified Persons”).

(b) Insurance Policy. Before the Closing, the Company shall, and, if the Company is unable to or otherwise does not, the Buyer shall cause the Company as of the Closing to, obtain and fully pay for a “tail” insurance policy with a claims period of at least six years from and after the Closing from an insurance carrier with the same or better credit rating as the Seller’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for the benefit of the Company (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the existing policies with respect to matters existing or occurring at or before the Closing (including in connection with the Transactions). If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company shall, and the Buyer shall cause the Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as the existing policies as of the date of this Agreement.

(c) Continuing Obligation. If the Buyer or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each case, the Buyer shall make proper provisions so that the successors and assigns of the Buyer or the Company shall assume all of the obligations set forth in this Section 6.06.

(d) Third-Party Beneficiaries. The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons.

(e) Cumulative Rights. The rights of the D&O Indemnified Persons under this Section 6.06 shall be in addition to any rights such D&O Indemnified Persons may have under the Organizational Documents of the Company, or under any applicable Contracts or Laws.

Section 6.07 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that the Transactions shall be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.08 Confidentiality. From and after the Closing, neither the Seller nor any of its Affiliates shall use or disclose to any Person, except (a) as required by Law (including the Exchange Act) or (b) in connection with disputes arising hereunder, any information of a confidential or proprietary nature or that is not generally available to the public (whether or not specifically labelled or identified as “confidential”), in any form or medium, concerning or related to the Company and/or the Business, products, financial data, strategic business plans, proprietary product data, customer lists, information relating to governmental relations, discoveries, practices, processes, methods, research and development, marketing plans, suppliers, distributors, customers, other business relations and other material proprietary and confidential information of the Company that, in any case, is not otherwise generally available to the public (other than as a result of disclosure by the Seller or its Affiliates) (such information, “Confidential Information”) for their own purposes or for the benefit of any Person, except the Buyer or the Company. In the event the Seller is required by Law to disclose any Confidential Information, the Seller shall promptly notify the Buyer in writing (if it is legally permitted to do so), which notification shall include the nature of the legal requirement and the extent of the required disclosure, and the Seller shall cooperate with the Buyer and the Company, at the Buyer’s expense, to preserve the confidentiality of such information consistent with applicable Law; provided, that the Seller’s obligation to provide notice to and cooperate with the Buyer in accordance with this sentence shall not prevent the Seller from timely filing or furnishing any materials or disclosures with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 6.09 Tax Matters.

(a) Preparation of Returns. The Seller shall prepare and timely file (or cause to be prepared and timely filed) all Group Returns in which the Company is included as a member, that are required to be filed after the Closing Date and include any Pre-Closing Tax Period (the “Seller Prepared Returns”). The Seller Prepared Returns shall be prepared in all material respects in a manner consistent with the past practices of the Company or the Seller, except as otherwise required by applicable Law, and all Transaction Deductions shall be treated as arising in a Tax period (or portion thereof) that ends on or before the Closing Date to the extent “more likely than not” permitted (or permitted at a higher level of confidence) by applicable Law. The Seller shall timely remit (or cause to be timely remitted) any and all Taxes required to be paid with respect to such Seller Prepared Returns and any other Group Return filed on or prior to the Closing Date. The Seller shall indemnify and hold harmless the Buyer and the Company and their Affiliates against and from any and all Taxes that the Buyer, the Company or any of their Affiliates may incur or suffer that arise out of or result from Group Returns in which the Company was included as a member while the Company was owned by the Seller; provided, that the Seller shall have no obligation to indemnify the Buyer, the Company or their Affiliates for any Taxes (i) resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business of the Company, (ii) borne by the Buyer pursuant to Section 6.09(c) or (iii) taken into account in the calculation of Final Net Working Capital, Final Indebtedness or Final Transaction Expenses.

(b) Allocation of Straddle Period Taxes. With respect to Tax periods beginning on or before the Closing Date and ending after the Closing Date (each, a “Straddle Period”), any income Taxes shall be allocated to the portion of such Straddle Period ending on the Closing Date based on a “closing of the books” as if such Straddle Period ended as of the close of business on the Closing Date (and any income Taxes for such Straddle Period not so allocated to the portion of such Straddle Period ending on the Closing Date shall be allocated to the portion of such Straddle Period beginning after the Closing Date); provided, that exemptions, allowances or deductions that are calculated on an annual or other periodic basis (including depreciation and amortization deductions) shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date in proportion to the number of days in each such period. Any property, ad valorem and other similar Taxes imposed on an annual or other periodic basis shall be allocated between the portion of the applicable Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date in proportion to the number of days in each such period.

(c) Transfer Taxes. Notwithstanding anything herein to the contrary, the Buyer and the Seller shall each be responsible for and shall pay 50% of any transfer, stock transfer, stamp, real property transfer, mortgage, sales, use, ad valorem, gross receipts, conveyance, excise, license and documentary stamp Taxes, recording charges and other similar Taxes and fees, if any, arising from the Transactions. The Buyer shall prepare and file all necessary Tax Returns and other documentation in connection with such Taxes and the Seller shall cooperate as necessary in filing any such Tax Returns.

(d) Post-Closing Actions. The Buyer shall not (and shall not permit any of its Affiliates to) (i) amend any Tax Returns of the Company with respect to any Pre-Closing Tax Period, or (ii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company or the Seller for a Pre-Closing Tax Period, except in each case with the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed).

(e) Cooperation. The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to any Pre-Closing Tax Period and any Tax period during which services are being provided by the Seller under the Transition Services Agreement, including maintaining and making available to each other, and to any Governmental Entity as reasonably requests, all records necessary in connection with Taxes of the Company and in resolving all disputes and audits with respect to any Pre-Closing Tax Period or any Tax period during which services are being provided by the Seller under the Transition Services Agreement. The Seller and the Buyer shall (i) retain all books and records (or, in the alternative, deliver such books and records to the Company) with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until 90 days after the expiration of the applicable statute of limitations and abide by all record retention agreements entered into with any Governmental Entity, (ii) allow the other and its Representatives, at times and dates mutually acceptable to both, to inspect, review and make copies of such records as such inspecting Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such inspecting Party’s expense, and (iii) give the other reasonable written notice before transferring, destroying or discarding any such books and records and, if the other so requests, the notice-giving Party shall allow the other to take possession of such books and records before such transfer, destruction or discard.

(f) No Access to Group Returns. Notwithstanding anything herein to the contrary, neither the Buyer nor any of its Affiliates shall have any right to access or review any Group Return or related Tax work papers. If reasonably requested by the Buyer, with respect to any such Group Return that is an income or other material Tax Return, the Company shall use commercially reasonable efforts to make available a pro forma or redacted version of such Tax Return including only the Company.

(g) Tax Treatment. The Transactions are intended to be treated as an asset sale for U.S. federal, and applicable state and local income Tax purposes. Neither the Seller, the Company, nor any of their respective affiliates shall file an election pursuant to Treas. Reg. § 301.7701-3 (or any similar or analogous provision of state, local or non-U.S. Law) to change the classification of the Company as a disregarded entity following the LLC Conversion.

(h) Purchase Price Allocation. Within 30 days following the Closing Date, the Buyer shall provide the Seller with an allocation of the Purchase Price (and all other items required under the Code) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate) (the “Purchase Price Allocation”). Upon receipt from the Buyer, the Seller shall have 30 days to review the Purchase Price Allocation (the “Purchase Price Allocation Review Period”). If the Seller disagrees with any items set forth on the Purchase Price Allocation, the Seller shall, on or before the last day of the Purchase Price Allocation Review Period, deliver a written notice to the Buyer (the “Purchase Price Allocation Notice of Objection”), setting forth such objections. Unless the Seller delivers the Purchase Price Allocation Notice of Objection to the Buyer within the Purchase Price Allocation Review Period, the Seller shall be deemed to have accepted the determinations set forth in the Purchase Price Allocation. If the Seller delivers the Purchase Price Allocation Notice of Objection to the Buyer within the Purchase Price Allocation Review Period, the Buyer and the Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items. At the end of any such period or any mutually agreed extension thereof, any remaining disputes between the Buyer and the Seller shall be resolved in accordance with the procedures contemplated by Section 2.04(b)(ii). The Parties shall not take any position, in connection with any Tax Return, audit or similar Action related to Taxes, that is inconsistent with the Purchase Price Allocation (as finalized pursuant to this Section 6.09(h)), except to the extent required by applicable Law.

Section 6.10 Restrictive Covenants.

(a) Non-Compete by Seller. The Seller, for and in consideration of payments and deliveries to be made to the Seller at the Closing and the other covenants set forth herein, shall not, other than as permitted by the Data License Agreement or in connection with the performance of services for Company under the Transition Services Agreement, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, directly or indirectly (including through any Subsidiaries):

(i) as a stockholder, investor, member, partner, licensor or otherwise, own, manage, operate, set up, control, participate in or engage, render services for or in any enterprise engaged in the Company’s business of determining, publishing and providing (i) residual value data for automobiles, including any related consulting and award licensing services as conducted by the Company as of the Closing (the “RV Business”) in the United States; or

(ii) induce or attempt to induce any customer, supplier, service provider or other business relations of the Company as of immediately prior to the

Closing to cease doing business, or to reduce the level of business, with the Buyer or any of its Affiliates with respect to the RV Business (or otherwise interfere with the business relationship between the foregoing and the Buyer), or induce or attempt to induce any prospective customer of the RV Business to refrain from doing business with the Buyer or any of its Affiliates with respect to the RV Business.

(b) Non-Solicitation by Seller. Until the one-year anniversary of the date of this Agreement, the Seller shall not, and shall cause its directors, officers, employees and controlled Affiliates not to, directly or indirectly, solicit for hire any employee of the Buyer or any of its post-Closing Subsidiaries, including the Company, other than a person who has not been an employee of the Buyer or any of its Subsidiaries for at least 180 days and whom neither the Seller nor any of its Representatives or those of any of its controlled Affiliates, directly or indirectly, solicited following the date of this Agreement; provided, that nothing in this Section 6.10(b) shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Buyer or any of its post-Closing Subsidiaries, which general solicitations are expressly permitted.

(c) Non-Solicitation by Buyer. Until the one-year anniversary of the date of this Agreement, the Buyer shall not, and shall cause its directors, officers, employees and controlled Affiliates not to, directly or indirectly, solicit for hire any employee of the Seller or any of its post-Closing Subsidiaries other than a person who has not been an employee of the Seller or any of its post-Closing Subsidiaries for at least 180 days and whom neither the Buyer nor any of its Representatives or those of any of its controlled Affiliates, directly or indirectly, solicited following the date of this Agreement; provided, that nothing in this Section 6.10(c) shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Seller or any of its post-Closing Subsidiaries, which general solicitations are expressly permitted.

(d) Acknowledgment. Each of the Parties acknowledges and agrees that the covenants and agreements set forth in this Section 6.10 were a material inducement to the other Parties to enter into this Agreement and to perform their obligations hereunder, and that the Parties and their respective Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if another Party breached the provisions of this Section 6.10. Each of the Parties agrees that each of the covenants set forth in this Section 6.10 is reasonable with respect to its duration and scope. The Parties intend that the covenants made in this Section 6.10 shall be enforced to the fullest extent permissible under the Laws of any applicable jurisdiction, and acknowledge that these covenants are required and appropriate in scope, area and duration for the adequate protection of the businesses of the Buyer and its Affiliates and to induce the Buyer to enter into this Agreement and the Ancillary Documents to which it is party and to consummate the transactions contemplated hereby and thereby. If any provision of this Section 6.10 shall be illegal, invalid or unenforceable in any jurisdiction in which enforcement is sought, then in such jurisdiction only, such provision shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions of this Section 6.10, and without rendering such provision illegal, invalid or unenforceable in any other jurisdiction. If, however, any provision of this Section 6.10 shall be illegal, invalid or unenforceable in any jurisdiction in which enforcement is sought because the scope of such provision is excessive or more restrictive than permitted by the

Laws of such jurisdiction, then in such jurisdiction only, the scope of such provision shall be limited to the minimum extent necessary (and without limiting the scope of such provision in any other jurisdiction) to render such provision valid, legal and enforceable to the greatest extent permitted under the Laws of such jurisdiction.

Section 6.11 R&W Insurance. If the Buyer chooses to obtain an R&W Insurance Policy, the Buyer shall not amend, or agree to amend, the R&W Insurance Policy in a manner that permits the insurer to pursue any subrogation rights against any D&O Indemnified Person or the Seller, except in the case of Fraud. The Buyer shall pay, or cause to be paid, when due, the premiums, the mitigation loss fee and the surplus line Taxes payable in connection with any such R&W Insurance Policy, whether due before or after the Closing.

Section 6.12 Exclusivity. After the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement in accordance with Section 8.01, the Seller shall not, and shall cause its Affiliates and Representatives (including the Company) not to, directly or indirectly, (a) solicit, knowingly encourage, initiate or accept any Acquisition Proposal from any person or entity (other than the Buyer or its Representatives) or (b) provide any non-public information to any third party in connection with an Acquisition Proposal. In addition, the Seller shall immediately cease and cause to be terminated all existing negotiations with any Person conducted prior to the execution of this Agreement with respect to an Acquisition Proposal. The Seller shall notify the Buyer immediately if any Person makes any Acquisition Proposal and shall provide the details of such Acquisition Proposal, including the identity of the potential buyer and terms of such Acquisition Proposal. The Seller shall further notify the Buyer promptly (and in any case within five calendar days) if any Person makes a bona fide Seller Offer with respect to which the Board of Directors or management of the Seller determines to engage that could reasonably be expected to have a material impact as determined in good faith by the Seller on either (x) the Seller’s ability to consummate the Transactions or (y) the timing of the consummation of the Transactions.

Section 6.13 Further Assurances. Each Party shall, and shall cause its respective Affiliates to, from time to time before the Closing at the request of the other Party, without any additional consideration, furnish to the requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Documents and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.14 Seller Marks. Except as expressly permitted by this Section 6.14 or pursuant to the Transition Services Agreement, immediately after the Closing, the Company and its Affiliates shall not have any rights hereunder to use any Trademarks of the Seller or its Affiliates (other than the Company) (collectively, the “Seller Marks”). For a period not to exceed 30 days after the Closing, the Company may make continued use of the Seller Marks to the extent they appear on any assets of the Company, and may make incidental use of the Seller Marks solely in connection with the transition activities of the Business pertaining to the identification, removal or obliteration of Seller Marks from the Company’s materials, such as collateral, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other similar materials. All goodwill associated with any use of any of the Seller Marks will inure solely to the benefit of the Seller and its Affiliates.

Section 6.15 Background Intellectual Property License. Without limiting any services to be provided under the Transition Services Agreement, the Seller, on its own behalf and on behalf of its Affiliates (other than the Company) hereby grants to the Company a worldwide, nonexclusive, irrevocable and perpetual, fully paid-up and royalty-free license (with the right to grant sublicenses) to the Seller-Owned Business IP for use in the Business, including any natural evolutions of the Business or the Company Products. Such license may be assigned, in whole or in part, to the Company’s Affiliates or in connection with the sale or transfer of assets to which such license relates. For purposes of this Agreement, “Seller-Owned Business IP” means any and all Intellectual Property (other than Trademarks) owned by the Seller or any of its Affiliates (other than the Company) and used by the Business during the 12 months prior to the Closing.

Section 6.16 LLC Conversion. Before the Closing, and in accordance with Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Limited Liability Company Act of the State of Delaware, the Seller shall cause the Company to be converted into a Delaware limited liability company.

ARTICLE VII

CONDITIONS

Section 7.01 Mutual Conditions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver by each Party, at or before the Closing, of each of the following conditions:

(a) HSR Approval. The waiting period applicable to the consummation of the Transactions under the HSR Act and any extensions thereof shall have expired or been earlier terminated.

(b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an “Order”).

Section 7.02 Buyer Conditions. The obligation of the Buyer to consummate the Transactions is also subject to the satisfaction or waiver by the Buyer, at or before the Closing, of the following conditions:

(a) Company Representations.

(i) The representations and warranties of the Company set forth in this Agreement other than the Fundamental Representations and the Capitalization Representations shall, without regard to any qualification of any such representation or warranty by reference to any standard of materiality, be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), unless the failure of such representations and warranties so to be true and correct has had, or would, individually or in the aggregate, reasonably be likely to have, a Material Adverse Effect;

(ii) the Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except to the extent that any such Fundamental Representation expressly speaks as of an earlier date, in which case such Fundamental Representation shall be true and correct in all material respects as of such earlier date);

(iii) the Capitalization Representations shall be true and correct as of the Closing Date; and

(iv) the Buyer shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that he has read this Section 7.02(a) and the conditions set forth in this Section 7.02(a) have been satisfied.

(b) Seller Representations.

(i) The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and

(ii) the Buyer shall have received at the Closing a certificate signed by an executive officer of the Seller to the effect that he has read this Section 7.02(b) and the conditions set forth in this Section 7.02(b) have been satisfied.

(c) Company Covenants. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or before the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Seller Covenants. The Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or before the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller to such effect.

(e) Deliverables. The Buyer shall have received all items required to be delivered to the Buyer pursuant to Section 2.03(a) and Section 2.03(b) at or before the Closing.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 7.03 Company and Seller Conditions. The obligations of the Company and the Seller to consummate the Transactions are also subject to the satisfaction or waiver by the Company and the Seller, at or before the Closing, of the following conditions:

(a) Buyer Representations.

(i) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and

(ii) the Seller shall have received at the Closing a certificate signed on behalf of the Buyer by an executive officer of the Buyer to the effect that he or she has read this Section 7.03(a) and the conditions set forth in this Section 7.03(a) have been satisfied.

(b) Buyer Covenants. The Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or before the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.

(c) Deliverables. The Seller shall have received all items required to be delivered to the Seller pursuant to Section 2.03(c) at or before the Closing.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) By mutual written agreement of the Parties;

(b) by either the Buyer or the Seller, by giving written notice of such termination to the other, if (i) the Closing shall not have occurred on or before December 28, 2020 (the “Outside Date”) or (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause to the occurrence of the failure of a condition to the consummation of the Transactions;

(c) by the Seller, if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that either of the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Seller to the Buyer and (ii) the Outside Date; or

(d) by the Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) or Section 7.02(d) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Buyer to the Seller and (ii) the Outside Date.

Section 8.02 Effect of Termination and Abandonment. If this Agreement is terminated pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates), except that (a) no such termination shall relieve any Party of any liability or damages to the other Parties resulting from any willful material breach of this Agreement and (b) the provisions set forth in this Section 8.02, in Article X and in the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE IX

LIMITATION OF LIABILITY; SURVIVAL

Section 9.01 Exclusive Remedy. Following the Closing, (a) the R&W Insurance Policy, if any, shall be the sole and exclusive remedy of the Buyer for any damages or other losses arising from or relating to this Agreement or the Transactions, (b) the Parties shall not have any liability hereunder or with respect to the Transactions, including any liability resulting from (i) any breach of any representation or warranty contained in this Agreement or any certificate delivered pursuant to this Agreement or (ii) any failure to perform or comply with any covenant contained in this Agreement to be performed prior to the Closing and (c) the Parties shall not shall pursue any claim or seek any recourse against any other Party with respect to clause (b), except in each case for claims for Fraud or to enforce the provisions of this Agreement. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, (x) no acknowledgement, agreement, representation or warranty made by the Buyer in this Agreement shall preclude the Buyer or the Buyer’s Affiliates from seeking any remedy based on or arising out of Fraud with respect to the representations and warranties contained in Article III, Article IV or in any Ancillary Documents and (y) nothing in this Section 9.01 shall prevent the Parties from pursing remedies under (including enforcement of the terms of) this Agreement or any Ancillary Agreement (including Section 2.05).

Section 9.02 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall terminate upon the consummation of the Closing.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendment; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is sought to be enforced. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise provided in Article IX.

Section 10.02 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives; provided, that the Buyer shall be responsible for the cost of any filing fees under the HSR Act or otherwise with an Antitrust Authority in connection with the Transactions and any fees of the Escrow Agent.

Section 10.03 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts together constituting the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email of a PDF attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.04 Governing Law; Venue; Waiver of Jury Trial.

(a) Governing Law. This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Venue. Each Party hereby irrevocably submits to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the County of New Castle of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or maintained in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party hereby irrevocably agrees that all claims relating to such action, proceeding or transactions shall be heard and determined in such a court. Each Party hereby consents to, and grants any such court, jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that provision of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.06 (or in any other manner as may be permitted by Law) shall be valid and sufficient service thereof.

(c) Jury Trial Waiver. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.04(C).

Section 10.05 Specific Performance. The Parties agree that irreparable damage may occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each Party shall be entitled to seek an injunction to prevent breach of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having personal jurisdiction pursuant to Section 10.04(b), this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 10.06 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the any other Party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, sent by overnight courier or sent by email:

if to the Buyer, to:

J.D. Power
30870 Russell Ranch Road, Suite 300
Westlake Village, California 91362
Attention: Legal Department
Telephone: (805) 418-8673
Email: legal@jdpa.com

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Theodore A. Peto, P.C.
Dan Hoppe
Email: theodore.peto@kirkland.com
dan.hoppe@kirkland.com

if to the Seller or the Company (before the Closing), to:

TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, California 90401
Attention: Legal Department
Telephone: (800) 200-2000
Email: legal@truecar.com

with a copy, which shall not constitute notice, to:

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention: David J. Segre
Telephone: (650) 843-5000
Email: dsegre@cooley.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice in the manner provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party (a) upon actual receipt, if delivered personally (b) when transmitted by email (so long as the transmission does not generate an error message or notice of non-delivery), (c) three Business Days after deposit in the mail, if sent by registered or certified mail or (d) on the next Business Day after deposit, if sent by overnight courier.

Section 10.07 Entire Agreement. This Agreement and the Non-Disclosure Agreement, dated as of March 13, 2020, by and between the Buyer and the Seller (as amended, the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Section 6.06 and Section 10.13, the Parties’ respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, it being understood that (i) the persons released pursuant to Section 10.13 shall have the right to enforce their respective rights under Section 10.13, (ii) from and after the Closing, the D&O Indemnified Persons shall be third-party beneficiaries of the provisions of Section 6.06 and shall have the right to enforce their respective rights thereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.01 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.09 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provision. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application thereof to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 10.10 Interpretation.

(a) In General. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Exhibit, Article or Section, it is to an Exhibit, Article or Section of this Agreement unless otherwise indicated. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “dollars,” “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country.

(b) Ordinary Course. “ordinary course of business” or “ordinary course” describes any action taken by a Person if it is (i) taken in the ordinary course of the normal day-to-day operations of such Person, except for any reasonable changes required to provide appropriate accommodations to preserve the health and safety of the Person’s employees and other service providers or to comply with applicable Law related to the Coronavirus Pandemic; and (ii) not required to be authorized by the board of directors, managers or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person.

(c) Joint Drafting. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) Seller Disclosure Letter. The Seller Disclosure Letter has been arranged, for purposes of convenience only, as separate schedules corresponding to sections and subsections of this Agreement. The representations and warranties contained in Article III and Article IV are subject to (i) the exceptions and disclosures set forth in the part of the Seller Disclosure Letter corresponding to the particular section or subsection of Article III or Article IV in which such representation and warranty appears, (ii) any exceptions or disclosures explicitly cross-referenced in such part of the Seller Disclosure Letter by reference to another part of the Seller Disclosure Letter and (iii) any exception or disclosure set forth in any other part of the Seller Disclosure Letter to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Seller Disclosure Letter shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter. The information set forth in the Seller Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of applicable Law or breach of any agreement. The Seller Disclosure Letter and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Seller and the Company contained in this Agreement. Nothing in the Seller Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

(e) Business Days. Any reference in this Agreement to “days” means calendar days unless Business Days are specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(f) Delivery of Documents. Documents or other information or materials shall be deemed to have been made available to the Buyer if such documents, information or materials were posted to the virtual data room managed by the Seller to which Representatives of the Buyer have access or otherwise were transmitted to the Buyer one day prior to the execution and delivery of this Agreement.

Section 10.11 Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party. Any purported assignment in violation of this Agreement is void. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without consent, by the Buyer (a) to any of its Affiliates, (b) for collateral security purposes to any Persons providing financing to the Buyer or the Company pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing) or (c) to any Person that acquires all or a material portion of the equity interests or assets or business of the Buyer in any form of transaction, provided that no assignment pursuant to clause (a) or (b) shall affect or relieve the Buyer of its obligations under this Agreement.

Section 10.12 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.13 Release.

(a) Effective as of the Closing, subject to the terms of this Agreement, the Company, on behalf of itself and each of its subsidiaries, hereby irrevocably and unconditionally releases and forever discharges the Seller from any and all claims, causes of action, suits, proceedings or liabilities whatsoever, whether in law or in equity or granted by statute, solely to the extent arising out of or relating to or accruing from their ownership of Shares or the Interests prior to the Closing.

(b) Effective as of the Closing, subject to the terms of this Agreement, the Seller, on behalf of itself and each of its Subsidiaries, hereby irrevocably and unconditionally releases and forever discharges the Buyer, the Buyer’s Affiliates and the Company from any and all claims, causes of action, suits, proceedings or liabilities whatsoever, whether in law or in equity or granted by statute, arising out of, relating to or accruing from its ownership interest in the Company; provided, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of the Seller (i) for claims under this Agreement or any Ancillary Document and (ii) under any other agreement including any third party to which both the Company and the Seller are parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALG, INC.

By: /s/ Michael D. Darrow
Name: Michael D. Darrow
Title: President

TRUECAR, INC.

By: /s/ Michael D. Darrow
Name: Michael D. Darrow
Title: President and Chief Executive
Officer

J.D. POWER

By: /s/ David Habiger
Name: David Habiger
Title: President and Chief Executive
Officer